Exhibit 10.1

MUSCLE MAKER DEVELOPMENT INTERNATIONAL LLC

MASTER FRANCHISE AGREEMENT

(Kingdom of Saudi Arabia)

Master Franchisee

Date of Agreement

Territory

Muscle Maker Development International LLC Master Franchise Agreement – Saudi Arabia 1419.001.308072.5

TABLE OF CONTENTS

1.	PREAMBLES.		1
2.	CERTAIN DEFINITIONS.		1
3.	MASTER FRANCHISE RIGHTS AND OBLIGATIONS.		5
	3.1	Grant of Master Franchise Rights	5
	3.2	Exclusivity as to Master Franchise Rights	5
	3.3	Rights Franchisor Retains	5
	3.4	Development Obligations	6
	3.5	Extension of Development Term	6
	3.6	Market Development Plan.	7
	3.7	Grant of Franchises	7
	3.8	Ownership, Operating Principal and Guarantee.	7
4.	GUIDANCE AND ASSISTANCE.		8
	4.1	Initial Training	8
	4.2	Continuing Training	8
	4.3	Continuing Guidance and Support	8
	4.4	Training of Franchisees	9
	4.5	On-Site Visits.	9
	4.6	Operations Manual	9
	4.7	Drawings and Schematics	9
	4.8	Product and Operations Development	10
5.	OPERATIONS OBLIGATIONS OF MASTER FRANCHISEE.		10
	5.1	Form Agreements	10
	5.2	Training and Support	10
	5.3	System Standards	11
	5.4	Compliance with the System Standards	11
	5.5	Master Franchisee’s Management Personnel	12
	5.6	Insurance	12
	5.7	Records and Reports	12
	5.8	Inspections and Audits	14
	5.9	Compliance with Legal Requirements; Good Business Practices	15
	5.10	Supply Arrangements	15
6.	INITIAL FEE AND CONTINUING FEES.		16
	6.1	Obligation to Pay Fees	16
	6.2	Interest on Late Payments	16
	6.3	Withholding Taxes	16
	6.4	Currency of Payment	17
	6.5	Exchange Controls	17
	6.6	Stamp Duties	18
7.	MARKETING.		18
	7.1	General Marketing Funds	18
	7.2	Territory Marketing Fund	18
	7.3	Master Franchisee’s Advertising Expenditures	18
	7.4	Local Website	19
	7.5	System Website	20
	7.6	Social Media	21

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8.	CONFIDENTIAL INFORMATION; INNOVATIONS; TRANSLATIONS.		21
	8.1	Confidential Information	21
	8.2	Protection of Personally Identifiable Information	22
	8.3	Innovations	22
	8.4	Translations	22
9.	EXCLUSIVE RELATIONSHIP.		23
10.	INDEPENDENT CONTRACTORS/INDEMNIFICATION.		24
	10.1	Independent Contractors	24
	10.2	No Liability for Acts of Other Party	24
	10.3	Indemnification	24
11.	MARKS.		25
	11.1	Goodwill and Ownership of Marks	25
	11.2	Limitations on Master Franchisee’s Use of the Marks	25
	11.3	Notification of Infringement and Claims	25
	11.4	Discontinuance of Use of Marks	26
	11.5	Registered User Agreements	26
	11.6	Disclaimer of Warranties	26
12.	COPYRIGHTS.		27
13.	TRANSFER.		28
	13.1	By Franchisor	28
	13.2	By Master Franchisee	28
	13.3	Ownership Structure	28
	13.4	Right of First Refusal	28
14.	TERMINATION OF AGREEMENT.		29
	14.1	By Master Franchisee	29
	14.2	By Franchisor	29
15.	RIGHTS AND OBLIGATIONS UPON TERMINATION OR EXPIRATION.		30
	15.1	Development Term	30
	15.2	Marks	30
	15.3	Covenant Not to Compete	31
	15.4	Local Website.	31
	15.5	Disposition of Franchise Agreements	31
	15.6	Confidential Information and Copyrighted Materials	32
	15.7	Payment of Amounts Owed	32
	15.8	Records and Bank Accounts	32
	15.9	Continuing Obligations	33
16.	ENFORCEMENT.		33
	16.1	Dispute Resolution	33
	16.2	Severability and Substitution of Valid Provisions	33
	16.3	Waiver of Obligations	34
	16.4	Rights of Parties Are Cumulative	34
	16.5	Waiver of Punitive Damages and Jury Trial	34
	16.6	Limitation of Claims	34
	16.7	Costs and Legal Fees	35
	16.8	Governing Law; Consent to Venue and Jurisdiction	35
	16.9	Arbitration of Disputes	35
	16.10	No Right to Set-Off	37
	16.11	Injunction	37
17.	MASTER FRANCHISEE’S REPRESENTATIONS TO FRANCHISOR.		38
18.	MISCELLANEOUS PROVISIONS		39
	18.1	Binding Effect	39
	18.2	Construction	39
	18.3	Safety.	40
	18.4	Governing Language.	40
	18.5	Disclaimer of Commercial Agency	40
	18.6	No Recordation	40
	18.7	Notices, Reports and Payments	40

EXHIBITS

EXHIBIT A	-	Agreement-Specific Terms and Information
EXHIBIT B	-	Guaranty and Assumption of Obligations

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Muscle Maker Development International LLC Master Franchise Agreement – Saudi Arabia 1419.001.308072.5

MASTER FRANCHISE AGREEMENT

THIS MASTER FRANCHISE AGREEMENT (the “Agreement”) is made as of the Effective Date by and between Muscle Maker Development International LLC, a Nevada limited liability company with its principal business address at 240 W. Galveston Street, #1565, League City, TX 77574, USA (“Franchisor”), and the entity identified as the Master Franchisee on Exhibit A (“Master Franchisee”).

1. PREAMBLES.

Franchisor and its Affiliates have expended and may, at their option, continue to expend considerable time, effort and money developing and refining methods and techniques that are used for developing and operating Muscle Maker Grill-branded Restaurants. Among other things, Franchisor grants Master Franchise Rights to certain Persons that it believes are capable of appropriately representing the Brand within a defined geographical area. Master Franchisee and its Owners have requested that Franchisor grant Master Franchisee the Master Franchise Rights and, in support of their application, have provided Franchisor with certain Application Materials. Franchisor is willing to grant the Master Franchise Rights described herein based, in large part, on the Application Materials and Master Franchisee’s and its Owners’ agreement to comply with their obligations under this Agreement.

2. CERTAIN DEFINITIONS.

The terms listed below have the meanings indicated. Other terms used in this Agreement are defined and construed in the context in which they occur.

(a) “Affiliate” - any Person that directly or indirectly controls, that is directly or indirectly controlled by, or that is under common control with another Person. For purposes of this definition, the term “control” means the direct or indirect ownership of, possession of, or right to exert influence over, a Controlling Interest.

(b) “Agreement Term” - the period beginning on the Effective Date and ending on the earlier of the expiration or termination of the last Franchise Agreement signed pursuant to this Agreement or the termination of this Agreement in accordance with its provisions.

(c) “Application Materials” – all materials submitted by Master Franchisee and its Owners in connection with and in support of their application to acquire the Master Franchise Rights, including all written applications, financial statements, resumes, and other documents, as well as verbal information provided in interviews and other similar conversations between Franchisor, Master Franchisee and its Owners.

(d) “Brand” – the consumer-facing identifier of Restaurants, consisting of the Marks and System under which the Restaurant is authorized to operate.

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(e) “Competitive Business” - any business (other than a Restaurant) that, whether through a physical location, the internet or any other form or means, (i) derives gross receipts of more than ten percent (10%) from sale of goods or services, excluding alcoholic beverages, that are generally the same as or similar to the goods or services being offered at any Restaurant that operates as part of the System, or (ii) grants franchises or licenses for, or provides consulting services to, a Competitive Business.

(f) “Controlling Interest” – the amount of Ownership Interests of a legal entity that is sufficient to (a) permit voting control on any issue; or (b) prevent any other Person, group, combination, or entity from blocking voting control on any issue or exercising any veto power. In addition, a Person will be deemed to have a Controlling Interest of an entity if that Person has the right to receive at least 25% of the net profits of any such entity.

(g) “Copyrighted Materials” - those certain copyrighted or copyrightable materials that are owned by Franchisor or its Affiliates and that they approve and license for use in the development or operation of the Restaurants, which materials may include the Operations Manuals, advertising and promotional materials, labels, menus, posters, signs, coupons, gift certificates, employee attire, the Marks, Trade Dress (as defined in the Franchise Agreement) and other portions of the System or any translations or paraphrasing of any of the foregoing.

(h) “Development Period” - each period of time defined as a Development Period in the Development Schedule set forth on Exhibit A to this Agreement.

(i) “Development Schedule” – the minimum number of Restaurants that must be open and in operation in the Territory during and as of the end of each Development Period, as set forth on Exhibit A to this Agreement.

(j) “Development Term” - the period during which Master Franchise is authorized under this Agreement to grant Franchises which period will commence on the Effective Date and will expire, unless extended or terminated in accordance with the terms of this Agreement, on the last day of the last Development Period.

(k) “Dollars” and “$” - the legal currency of the United States.

(l) “Effective Date” – the date on which Franchisor signs this Agreement, which date will be subsequent to Master Franchisee’s signature.

(m) “Form Agreements” – the form of Franchise Agreement and other agreements Franchisor approves for Master Franchisee’s use in granting Franchises or exercising the Master Franchise Rights pursuant to this Agreement.

(n) “Franchise” - the right and license granted in a Franchise Agreement to own, develop and operate a Restaurant at a specified location within the Territory.

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(o) “Franchise Agreement” - the form of franchise agreement (including all exhibits, ancillary documents and guarantees attached thereto) Franchisor approves for Master Franchisee’s use in granting Franchises, as modified from time to time in accordance with Section 5.1 of this Agreement.

(p) “Franchisee” – a Person, including Master Franchisee’s Affiliates, that, pursuant to and in accordance with a Franchise Agreement, is authorized to develop, own and operate a Restaurant.

(q) “Gross Sales” – as defined in the authorized Franchise Agreement from time to time.

(r) “Innovations” - all ideas, concepts, methods, techniques and products relating directly or indirectly to the System or to the development, marketing, operation or franchising of Restaurants.

(s) “Legal Requirements” - applicable laws, ordinances, regulations, rules, administrative and executive orders, decrees and policies of any government, governmental agency or department, including without limitation the governments of the Territory and, as applicable, of the United States.

(t) “Local Website” - one or more websites established and maintained by Master Franchisee readily accessible to consumers in the Territory and focused on the marketing and promotion of Restaurants and franchise opportunities in the Territory.

(u) “Marks” – the words “Muscle Maker Grill”, “Great Food With Your Health In Mind” and such other trademarks, service marks, logos, trade dress, and other commercial symbols that Franchisor from time to time authorizes Master Franchisee to use and sublicense to Franchisees to identify Restaurants and proprietary products.

(v) “Master Franchise Rights” - the right, as master franchisee, to enter into and perform services under and as described in Franchise Agreements for the development and operation of Restaurants in the Territory.

(w) “Owners” - all Persons holding Ownership Interests in Master Franchisee from time to time.

(x) “Ownership Interest” - a direct or indirect, disclosed or undisclosed, legal or beneficial ownership, property right or voting right.

(y) “Person” – a natural person, corporation, partnership, limited liability company, trust, association or other legal entity.

(z) “Personally Identifiable Information” – any information collected by or through the exercise of the Master Franchise Rights, the operation of a Restaurant, or otherwise that can be used to identify an individual, including names, addresses, telephone numbers, e-mail addresses, employee identification numbers, signatures, passwords, financial information, credit card information, biometric or health data, government-issued identification numbers and credit report information.

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(aa) “Restaurant” – a restaurant that is operated pursuant to a Franchise Agreement, uses the System, is identified by the Marks, and features meu items that are specified or approved by Franchisor from time to time.

(bb) “Restricted Persons” - (1) Owners; (2) Master Franchisee’s Affiliates and their Owners; and (3) the parents, spouses and children of each of the foregoing.

(cc) “Special Venue Restaurants” - (1) any kiosk, mobile facility or similar location or type of operation which, because of its inherent operational limitations, is required to offer a limited menu or have a materially different operating format as compared to a traditional Muscle Maker Grill™ Restaurant, (2) any location in which foodservice is or may be provided by a master concessionaire, (3) any location which is situated within or as part of a larger venue or facility and, as a result, is likely to draw the predominance of its customers from those persons who are using or attending events in the larger venue or facility (for example, convention centers, airports, hotels, sports facilities, theme parks, hospitals, transportation facilities, convenience Restaurants, and other similar captive market locations), and (4) any distribution channel other than a Restaurant (including, but not limited to, the internet, grocery stores, supermarkets, and mail order) through which products and services associated with or sold through Restaurants are or may be sold.

(dd) “System” – the system of Restaurants that are authorized (by a Person with such authority) from time to time to operate under the Brand.

(ee) “System Standards” – the methods, techniques, processes, standards, specifications, operating procedures and rules that Franchisor prescribes, from time to time, relating to the development or operation of the Restaurants, including the Restaurant menu, the subfranchising of Restaurants and/or the performance of Master Franchisee’s obligations under this Agreement, all of which Franchisor may improve, supplement, further develop, cease using, or otherwise modify from time to time.

(ff) “System Website” – one or more websites established and maintained by Franchisor or its Affiliates to advertise, market, and promote Restaurants, the products and services that they offer and sell, and/or the Restaurant franchise opportunity.

(gg) “Territory” – the area described on Exhibit A.

(hh) “United States” and “USA” - the United States of America.

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3. MASTER FRANCHISE RIGHTS AND OBLIGATIONS.

3.1 Grant of Master Franchise Rights. Subject to the terms, conditions and limitations contained in this Agreement, Franchisor hereby grants Master Franchisee the Master Franchise Rights, and Master Franchisee hereby accepts the Master Franchise Rights and agrees to: (a) exercise such rights in a manner which enhances the goodwill associated with the Marks and results in the development and operation of Restaurants, at a minimum, in accordance with the applicable Development Schedule, (b) function and perform all of its obligations as the franchisor under Franchise Agreements that it enters into with Franchisees, and (c) otherwise comply with the terms and conditions set forth in this Agreement. The Master Franchise Rights may be exercised only in the Territory. Further, while the Master Franchise Rights include the right to enter into Franchise Agreements, the right to do so is limited to Franchise Agreements fully executed during the Development Term. The Master Franchise Rights include the right to grant Franchises for the operation of Special Venue Restaurants in the Territory but, because of the impact that Special Venue Restaurants can have on the Brand and on Franchisor’s ability to execute agreements with master concessionaires who specialize in food service in the venues in which Special Venue Restaurants operate (“Concessionaires”), Master Franchisee may not grant Franchises for Special Venue Restaurants without Franchisor’s separate prior written consent with respect to each such proposed development.

3.2 Exclusivity as to Master Franchise Rights. Provided that Master Franchisee, its Owners, Master Franchisee’s Affiliates and Master Franchisee’s Owners are each in full compliance with their obligations under this Agreement and all Franchise Agreements, and except for the rights retained under this Section and under Section 3.3 below, Franchisor will not, during the Development Term, own or operate Restaurants in the Territory, grant Franchises for the Restaurant in the Territory, or grant Master Franchise Rights for the Restaurant to other Persons within the Territory. After the Development Term is terminated or expires, even if the Agreement Term has not yet then terminated or expired, Franchisor and its Affiliates shall have the right to own, establish and operate, and authorize others to own, establish and operate, Restaurants within the Territory, subject only to the territorial rights previously granted to Franchisees under their Franchise Agreements. Notwithstanding the foregoing, the Master Franchise Rights shall not be exclusive with respect to Special Venue Restaurants except as to those Concessionaires whose operational scope is limited primarily to the Territory.

3.3 Rights Franchisor Retains. The rights granted to Master Franchisee are limited to those that are expressly granted under this Agreement, and no additional rights are implied or may be extrapolated from the provisions of this Agreement or otherwise. All other rights are reserved to Franchisor and its Affiliates. Without limiting the generality of the foregoing, Master Franchisee acknowledges and agrees that it has no right or authority to do or prevent Franchisor, Franchisor’s Affiliates, Franchisor’s respective Franchisees, or any Person acting through or on behalf of Franchisor or its Affiliates from doing any of the following: (1) owning, operating and granting others the right to own and operate any business (including a Competitive Business) that, in the Territory, does not use the Marks and, outside the Territory, operates under any trademark (including the Marks), whether or not competitive with Master Franchisee, the Master Franchise Rights, or any Restaurant, (2) manufacturing, marketing, distributing and selling products and services identified by the Marks or other marks in any type of distribution channel, including the Internet, within or outside the Territory, subject only to Master Franchisee’s rights in Section 3.2 and any other written agreement signed by Master Franchisee (or one of its Affiliates) and Franchisor or Franchisor’s Affiliate; or (3) owning, establishing, operating, or authorizing others to own, establish or operate, Restaurants the physical premises of which are located outside the Territory, including on the border of the Territory, subject only to the territorial rights previously granted to Franchisees under their Franchise Agreements.

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3.4 Development Obligations. During the Development Term, Master Franchisee must at all times faithfully, honestly and diligently perform its obligations hereunder and continuously exert its best efforts to promote and enhance the Marks and the development and operation of Restaurants within the entire Territory. Toward that end, Master Franchisee shall cause its Franchisees to open at least the number of Restaurants as necessary to comply with each Development Period of the Development Schedule. The Development Schedule has been determined jointly by Franchisor and Master Franchisee. Franchisor makes no representations or warranties that the Territory can support, or that there are sufficient sites for, the number of Restaurants specified as the Development Schedule. Master Franchisee represents that it has conducted its own investigation as to the feasibility of complying with the Development Schedule and acknowledges that, in accepting the Master Franchise Rights, Master Franchisee is relying on its own determination, assessment and expertise with respect to the Territory.

In addition to any other rights or remedies Franchisor has under this Agreement, if Master Franchisee fails to satisfy its obligations for any Development Period of the Development Schedule, Franchisor may, at its option and without prejudice to any other such rights or remedies, exercise any lesser rights available to it, including reducing or otherwise modifying the Territory or terminating the exclusivity granted to Master Franchisee under Section 3.2 above.

3.5 Extension of Development Term. On expiration of the Development Term, if Master Franchisee has substantially complied with all of the terms of this Agreement during the Development Term, subject to the terms of this Section 3.5, Master Franchisee may seek extension of the Development Term subject to this Agreement for one (1) successive term not to exceed the length to the current Development Term. To extend the Development Term, Master Franchisee must:

(a) deliver to Franchisor written notice of the request for an extension of the Development Term not more than 12 months nor less than six (6) months prior to the expiration of the then-current Development Term (the “Extension Notice”);

(b) within 60 days following the timely issuance of the Extension Notice, engage in good faith discussions with Franchisor concerning new minimum development obligations for the extended Development Term;

(c) execute an amendment to this Agreement, on mutually acceptable terms, to reflect and govern Master Franchisee’s obligations during the extended Development Term;

(d) pay Franchisor an extension fee equal to the amount set forth in Exhibit A to this Agreement; and

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(e) execute and deliver to Franchisor, a general release by Master Franchisee and its related parties, in a form satisfactory to Franchisor, of any and all claims against Franchisor and its related parties.

If all of the foregoing requirements are not satisfied prior to the expiration of the Development Term, the Development Term will expire (as defined), and Master Franchisee will have no further rights to grant Franchises pursuant to this Agreement.

3.6 Market Development Plan. Within six (6) months following the Effective Date, Master Franchisee shall submit to Franchisor for review, amendment, and approval a market development plan for selling Franchises and for developing Restaurants in the Territory during the Development Term (the “Market Development Plan”). The Market Development Plan will be developed using such analytic tools and vendors as approved by Franchisor and will address such topics as required by Franchisor. Once the Market Development Plan is approved by Franchisor, Master Franchisee will proceed to develop the Territory pursuant to such plan and will not materially deviate therefrom without Franchisor’s prior written consent.

3.7 Grant of Franchises. Each Restaurant that is developed and operated in the Territory must be governed by an individual Franchise Agreement between Master Franchisee, as franchisor, and another Person (which may be Master Franchisee’s Affiliate), as Franchisee; therefore, Master Franchisee may not itself be a Franchisee and may not itself own or operate Restaurants. For each Restaurant, Master Franchisee will provide Franchisor with a copy of the applicable Franchise Agreement upon its execution. Master Franchisee agrees not to grant any protected territory, whether around a Restaurant or otherwise, to any Franchisee without Franchisor’s prior written consent and, in no event will any such protected territory extend beyond the boundaries of the Territory. Master Franchisee will enforce each Franchise Agreement, and will ensure its compliance with all Legal Requirements, including regulations affecting the offer and sale of Franchises in the Territory.

Master Franchisee will have the sole obligation for approving each Franchisee; however, Master Franchisee agrees that Franchisor has the right to require it to reject any proposed application prior to the execution of a Franchise Agreement. Master Franchisee agrees, at Franchisor’s request and direction from time to time, to provide copies of all applications or, at Franchisor’s option, to allow Franchisor to inspect all pending applications and to reject any which it, in its sole and unfettered discretion, believes are unacceptable.

3.8 Ownership, Operating Principal and Guarantee. Master Franchisee agrees and represents that:

(a) it has the authority to execute, deliver, and perform its obligations under this Agreement and all related agreements and is duly organized or formed and validly existing in good standing under the laws of the jurisdiction in which it was incorporated or formed;

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(b) Exhibit A to this Agreement completely and accurately describes all of Master Franchisee’s Owners and their interests in Master Franchisee as of the Effective Date;

(d) each of Owner owning at least 10% ownership or voting interest in Master Franchisee will execute a guaranty in the form Franchisor prescribes undertaking personally to be bound, jointly and severally, by all provisions of this Agreement and any ancillary agreements between Master Franchisee and Franchisor. Franchisor’s current form of guaranty is attached hereto as Exhibit B; and

(e) it must identify on Exhibit A, one of its Owners (the “Operating Principal”) who is a natural person, and who has authority over all business decisions relating to Master Franchisee and has the power to bind Master Franchisee in all dealings with Franchisor. Franchisor reserves the right to approve the Operating Principal and any subsequent replacements.

4. GUIDANCE AND ASSISTANCE.

4.1 Initial Training. [INTENTIONALLY OMITTED]

4.2 Continuing Training. Franchisor may conduct in the USA or at another designated location, additional conferences and training programs relating to various aspects of the development and operation of Restaurants. Additional training programs may be provided through recorded media, teleconferences, video conferences, the internet, webinar or any other medium Franchisor determines. Franchisor will have the right to require Master Franchisee’s Operating Principal and such other of Master Franchisee’s Owners and other key personnel, attend such conferences or training programs. Franchisor reserves the right to charge Master Franchisee a fee for continued training, and Master Franchisee will be responsible for all costs related to attendance and participation by its representatives in attending such conferences and training programs.

4.3 Continuing Guidance and Support. During the Agreement Term, Franchisor will, via e-mail and telephone consultations, provide Master Franchisee with ongoing guidance and commercial and technical assistance concerning the development, marketing, operation and franchising of Restaurants as Franchisor deems appropriate. As part of this assistance, Franchisor will furnish copies of advertising and marketing materials that it develops for Restaurants in the United States (provided that Franchisor determines the materials would be useful for Restaurants operating in the Territory) and information relating to systems developed and implemented in, and/or products and services offered by, Restaurants in the United States. Any such materials will be in English and will be considered Copyrighted Materials. If Master Franchisee desires assistance from Franchisor in addition to the assistance described above, and if Franchisor agrees to provide that assistance, Master Franchisee shall reimburse Franchisor for its costs and expenses relating to that assistance, including wages of its personnel and, if necessary, expenses for travel from and to Franchisor’s principal offices in the United States.

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4.4 Training of Franchisees. Master Franchisee will be entirely responsible for training its Franchisees in a manner consistent with the training provided by Franchisor to its Franchisees in the United States and as described in Section 5.2 below. Franchisor reserves the right to approve Master Franchisee’s training programs and to require certification of Master Franchisee’s personnel who are involved in the conduct of all such training programs.

4.5 On-Site Visits. Franchisor will, at its own cost and expenses, have the right, but not the obligation, to send to the Territory such number of representatives for such duration, as it deems fit, to inspect the Restaurants at least once every calendar year. However, Master Franchisee will be responsible for all costs associated if it requests such visits and will provide reasonable assistance in obtaining any required visas for such visits. Franchisor is not required to send representatives to the Territory to consult with Master Franchisee or provide on-site support.

4.6 Operations Manual. Franchisor will loan to Master Franchisee or provide it with access to a copy of Franchisor’s operations manual for the development and operation of Restaurants as used in the United States. Master Franchisee must, on a continuing basis, submit for Franchisor’s review and approval any modifications to the System Standards that it believes to be necessary to comply with the Legal Requirements of the Territory or for the commercial success of Restaurants operated in the Territory. Franchisor will consider such proposed modifications in good faith and notify Master Franchisee, within 14 days, in writing, of its acceptance or rejection of such modifications, specifying the reasons for any rejections. Approved modifications to the System Standards will be part of and reflected in the operations manual for the Territory (the “Operations Manual”). Each Operations Manual and the copyright therein and in any translations thereof will be Franchisor’s property, and Master Franchisee agrees to execute any and all instruments and documents, render such assistance and take such action as may, in the opinion of Franchisor’s counsel, be necessary or advisable to establish, protect and maintain Franchisor’s interests in each Operations Manual and the copyright therein.

Master Franchisee will update its copy of each Operations Manual as Franchisor instructs and will conform its operations with the updated provisions within a reasonable time thereafter. Master Franchisee will also be responsible for ensuring that each Franchisee in the Territory, in turn, updates its copy of the Operations Manual as Franchisor instructs and conforms its operations with the updated provisions within a reasonable period of time thereafter. Master Franchisee acknowledges that a master copy of the Operations Manual Franchisor maintains at its principal office will be controlling in the event of a dispute relative to its content.

4.7 Drawings and Schematics. Franchisor will provide Master Franchisee with a copy of its standard pro forma drawings and schematics, as developed for Restaurants in the United States. Master Franchisee will propose, for Franchisor’s approval, any modifications which it believes are necessary or appropriate due to peculiarities in the Territory. Once Franchisor approves any final proposed modifications, Master Franchisee shall ensure that Restaurants are developed substantially in accordance therewith. Master Franchisee shall approve the schematics for each Restaurant to be developed by Franchisees in the Territory consistent with the modified pro forma Restaurant drawings and schematics Franchisor provides or approves. Master Franchisee will seek Franchisor’s prior approval of any proposed drawings and schematics which deviate in any material respects from the previously approved drawings and schematics.

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4.8 Product and Operations Development. Master Franchisee will disclose to Franchisor all ideas, concepts, methods, techniques, products and services relating to the development and operation of Restaurants conceived or developed by it, its Affiliates or its Franchisees. Any such ideas, concepts, methods, techniques, products and services will be considered Innovations and works made for hire and will belong exclusively to Franchisor. If any such materials are determined not to be “works made for hire,” such materials are hereby assigned and transferred completely and exclusively to and will be owned by Franchisor and will, at its discretion, be incorporated into the System for use in accordance with this Agreement. Neither Franchisor nor its Affiliates will have any obligation to make any payment to Master Franchisee or any other Person with respect to any such idea, concept, method, technique, product or service.

5. OPERATIONS OBLIGATIONS OF MASTER FRANCHISEE.

5.1 Form Agreements. Franchisor will provide Master Franchisee with its current standard form of international unit franchise agreement and related agreements. Master Franchisee will submit for Franchisor’s review and approval any modifications to that agreement that it believes to be necessary to comply with Legal Requirements or for the commercial success of Restaurants in the Territory. Franchisor will consider such proposed modifications and, within 14 days following its receipt of the written proposed modifications, will notify Master Franchisee of its decision, in its sole and unfettered discretion, to either approve some or all of the proposed modifications or reject those it concludes will be harmful to the Marks or inconsistent with the System or the operation of Restaurants. The Form Agreements that Franchisor approves, in writing, are the only forms that Master Franchisee is authorized to use in relation to the grant of Franchises under this Agreement. Master Franchisee acknowledges and agrees that Franchisor may, from time to time, require it to modify the approved Form Agreements to reflect changes to the System, System Standards or Legal Requirements. Master Franchisee agrees that it will not make any material changes to the Form Agreements, including with respect to the minimum fees to be charged, without Franchisor’s prior written consent.

5.2 Training and Support. Master Franchisee must develop and maintain a training program similar to Franchisor’s training program, modified as it suggests and as Franchisor approves, pursuant to which Master Franchisee will provide training with respect to the operation of Restaurants to its and its Affiliates’ employees, as well as to Franchisees and their employees. Master Franchisee agrees to diligently and continuously provide support and assistance to its Franchisees, as required under the Form Agreements, and to diligently and competently perform all of its other obligations under Franchise Agreements. Subject to Section 4.4, all services and assistance required to be provided to Franchisees and their employees engaged in developing and operating Restaurants will be provided by Master Franchisee. Master Franchisee may not transfer, delegate or subcontract to any other Person (other than to Franchisor pursuant to this Agreement) any of its obligations under this Agreement or any Franchise Agreement.

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5.3 System Standards. The development and operation of Restaurants in accordance with the System Standards are essential to preserve the goodwill of the Marks and all Restaurants. Among the aspects of the development and operation of Restaurants that may be regulated by System Standards, and with which Master Franchisee and its Franchisees are obligated to comply, are: menu offerings, prescribed systems and software for collection and management of data regarding prospective franchisee leads and Franchisees; maintenance of equipment; replacement of obsolete or worn-out equipment, and signs; interior and exterior signs, emblems, decals, lettering and logos; selection of Franchisees; types, models, brands and designated and approved suppliers of required and authorized equipment, signs, products, materials and supplies; sales and marketing activities, advertising and promotional activities, membership communication and retention programs, and materials and media required or authorized for use in such activities and programs; use and display of the Marks, and use and display of other trademarks and commercial symbols, including trademarks of approved suppliers; staffing levels and functions of employees; qualifications, uniforms and appearance of employees; initial and ongoing training and testing of employees; minimum hours of operation; goods and services required or authorized to be offered; arrangements with third parties to furnish products or services to customers; participation in market research and testing, and product and service development programs; management; use of approved advertising and marketing materials; bookkeeping, accounting, inventory control, data processing and record keeping systems and forms; formats, content, method and frequency of reports of sales, revenues, financial performance and condition, and other operating and financial information; types, amounts, terms and conditions of required insurance coverage; compliance with applicable laws; obtaining required licenses and permits; adherence to good business practices; observing high standards of honesty, integrity, fair dealing and ethical business conduct; and such other elements and aspects of the development, appearance and operation of, and conduct of business by, Restaurants as Franchisor determines from time to time to be useful or required to preserve or enhance the operation of Restaurants and the image and goodwill of the Marks. All terms and conditions of this Agreement related to System Standards will relate to System Standards as they may be periodically modified and supplemented by Franchisor in its discretion during the Agreement Term. System Standards mandated from time to time in the Operations Manual, or otherwise communicated to Master Franchisee and Franchisees in writing, constitute provisions of and are incorporated in this Agreement and the Form Agreements.

5.4 Compliance with the System Standards. At all times during the Agreement Term, Master Franchisee will: (i) comply with all applicable System Standards, (ii) cause its Franchisees to develop, maintain and operate Restaurants in compliance with all applicable System Standards, and (iii) diligently and continuously monitor and strictly enforce compliance with the System Standards by all Franchisees, and furnish assistance to Franchisees to correct deficiencies in their operations. Toward that end, Master Franchisee shall adopt and implement a compliance program mandated or approved by Franchisor. To ensure compliance with the System and System Standards across all markets globally, Franchisor reserves the right to require Master Franchisee to use and pay for the services of a third-party vendor Franchisor designates to conduct in-Restaurant inspections as Franchisor requires. Master Franchisee will consult with Franchisor prior to terminating any Franchise Agreement for the Franchisee’s default. In the event of termination of a Franchise Agreement, Master Franchisee shall, at its expense, also enforce all post-termination obligations of Franchisees under their Franchise Agreements.

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5.5 Master Franchisee’s Management Personnel. Master Franchisee shall hire and maintain the number and level of management personnel reasonably necessary to perform its obligations under this Agreement, including those required for the development of Restaurants in accordance with the Development Schedule and for the management and supervision of Restaurants by Franchisees in accordance with this Agreement and the Franchise Agreements. Master Franchisee will keep Franchisor advised of the identities of such management personnel. All management personnel must be fluent in English and must be properly trained to perform their duties.

5.6 Insurance. Master Franchisee will maintain insurance necessary to comply with all Legal Requirements and maintain adequate general liability insurance against claims for bodily and personal injury, death and property damage caused by or occurring in connection with the conduct of its activities under this Agreement and under Franchise Agreements with its Franchisees. Master Franchisee will also maintain in force other insurance of the types, in the amounts and with such terms and conditions as Franchisor may from time to time reasonably prescribe in the Operations Manual or otherwise. Each insurance policy will name Franchisor and its designated Affiliates as additional named insureds, will contain a waiver of all subrogation rights against Franchisor, its Affiliates, and its and their successors and assigns, and will provide for 30 days’ prior written notice to Franchisor of any material modification, cancellation, or expiration of such policy. Master Franchisee will furnish to Franchisor at least annually a copy of the certificates of insurance or other evidence Franchisor requests that such insurance coverage is in force. The maintenance of insurance coverage in excess of that required by Franchisor that Master Franchisee believes is necessary to protect its interests will be Master Franchisee’s sole responsibility. Franchisor will have no obligation to prescribe types or amounts of insurance coverage and will have no obligation to indemnify Master Franchisee if it does not do so or if the types or amounts of insurance coverage it prescribes are insufficient to fully cover a claim made against Master Franchisee.

5.7 Records and Reports. Master Franchisee will maintain and preserve at its principal office, full, complete and accurate records and reports pertaining to the development and operation of Restaurants and the performance of its obligations under this Agreement and under Franchise Agreements, including records and information relating to: (i) its efforts to solicit, qualify and sign Franchise Agreements with prospective Franchisees, (ii) its efforts to assist its Franchisees to develop Restaurants, (iii) inspection and supervisory reports relating to the operation of Restaurants, (iv) records reflecting its financial condition and performance, including the Restaurants’ Gross Sales, (v) records of the receipts and expenditures of each Territory Marketing Fund (as defined in Section 7 herein) and such other records and reports as Franchisor may prescribe from time to time.

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In addition to the reports required in connection with the operation and franchising of Restaurants, Master Franchisee will deliver to Franchisor in the form it prescribes the following:

(a) Restaurant Openings: a notice of a Restaurant opening within two (2) days following the opening date of the Restaurant;

(b) Weekly: reports of sales and Restaurant level financial information for all Restaurants;

(c) Monthly: by the 20th day of each month, a report showing (i) the Gross Sales for each Restaurant in the prior month; and (ii) the rebates and other consideration Master Franchisee received from vendors during the immediately preceding month;

(d) Quarterly: within 30 days of the end of each quarter of Master Franchisee’s fiscal year, a profit and loss statement for such quarter and a report disclosing its net worth as of the end of such quarter;

(e) Annually:

(i) not less than 60 days prior to the end of each of its fiscal years, a marketing plan and budget describing the proposed marketing activities and expenditures for each Territory Marketing Fund for the succeeding fiscal year;

(ii) within 60 days following the end of each of its fiscal years, (1) a report of the receipts and disbursements of, and advertising, promotion, public relations, market research and other marketing programs and activities undertaken by, the Territory Marketing Fund during the preceding year, and (2) a review of the Market Development Plan and any adjustments proposed to be made by Master Franchisee;

(iii) within 90 days after the end of each of its fiscal years, its financial statements including an audited financial year-end balance sheet and an audited profit and loss account for such financial year reflecting all year-end adjustments, and an audited statement of changes in financial condition on a basis consistent with generally accepted accounting principles of the Territory (or, at Franchisor’s option in accordance with any recognized international accounting principles which may be adopted by appropriate standards-setting bodies during the Agreement Term);

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(f) By Development Period:

(i) not less than 60 days prior to the end of each Development Period, a Restaurant development plan for the succeeding Development Period, including capital and operating budgets and plans for development of Restaurants;

(ii) within 60 days following the end of each Development Period, an analysis of its compliance with the development plans for the previous Development Period; and

(g) Miscellaneous: such other data, reports, information, financial statements and supporting records, as Franchisor prescribes from time to time, relating to Master Franchisee, the performance of Master Franchisee’s obligations under this Agreement, its Franchisees, any Guarantors of Master Franchisee’s obligations under this Agreement, and each Gross Sales.

Master Franchisee will immediately report to Franchisor any events or developments which may have a significant or material adverse impact on its performance under this Agreement or the goodwill associated with the Marks and Restaurants.

5.8 Inspections and Audits. Franchisor and its agents will have the right at any time during business hours to inspect, audit and make copies or extracts of the records and reports described in Section 5.7 and any other business records, bookkeeping and accounting records, value added, sales, use and service and income tax records and returns, and other records of the business conducted pursuant to this Agreement, and Master Franchisee’s books and records related to the business conducted pursuant to this Agreement. Franchisor will have the right, at any time, during normal business hours, to inspect Master Franchisee’s office, any training facility, the premises of any Restaurant, and the point-of-sale system at any Restaurant for the purpose of monitoring compliance by the parties to and with the applicable Franchise Agreements, and Master Franchisee’s compliance with the terms of this Agreement. Master Franchisee shall fully cooperate, and shall cause its Affiliates to cooperate, with Franchisor and its representatives to conduct any such inspection or audit. If any such inspection or audit discloses an understatement of the initial and/or recurring fees Master Franchisee received under Franchise Agreements, it shall pay to Franchisor within 15 days after receipt of the inspection or audit report the fees due on the amount of such understatement plus interest at the rate and on the terms provided for herein from the date originally due until the date of payment. If such inspection or audit is made necessary by Master Franchisee’s failure to furnish reports, supporting records, other information or financial statements as herein required, or to furnish such reports, records, information or financial statements on a timely basis, or if an understatement of fees Master Franchisee received for the period of any audit is determined by any such audit or inspection to be greater than two percent (2%), Master Franchisee will reimburse Franchisor for the cost of such inspection or audit including without limitation legal fees and accountants’ fees, and the travel expenses, room and board and applicable per diem charges for Franchisor’s employees and representatives. The foregoing remedies shall be in addition to all other remedies and rights Franchisor has hereunder or under applicable law.

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5.9 Compliance with Legal Requirements; Good Business Practices. Master Franchisee will secure and maintain in force in its name all required licenses, permits, and certificates relating to its obligations under this Agreement. Master Franchisee will at all times comply with Legal Requirements, including, all laws and regulations in the Territory which govern the offer and sale of Franchises; provided, however, that compliance with Legal Requirements will not be a basis for requiring recordation of this Agreement under any commercial agencies laws in the Territory. Master Franchisee will be responsible for ensuring that any pre-sale disclosure document which Master Franchisee is required to provide is true, complete, accurate, and otherwise complies with all applicable laws. Copies of all such disclosure documents and all documents associated with its compliance in the Territory with its obligations as a franchisor shall be provided to Franchisor at least 14 days prior to use or filing with any governmental agency. Master Franchisee shall incorporate any changes to the disclosure document Franchisor requires if it determines that any statements regarding it, the Brand, the System or this Agreement are inaccurate.

All advertising by Master Franchisee, its Affiliates and Franchisees will be completely factual and conform to high standards of ethical advertising. Master Franchisee, its Affiliates and Franchisees will in all dealings with Franchisor, public officials and other third parties adhere to high standards of honesty, integrity, fair dealing and ethical conduct, and will refrain from any practice which may be injurious to Franchisor’s reputation, Master Franchisee’s reputation, the reputation of the Marks or Restaurants generally, or the goodwill associated with the Marks. Master Franchisee will notify Franchisor within five (5) days of becoming aware of the commencement of any action, suit, or proceeding, and of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, which may adversely affect Master Franchisee, its Affiliates, or its Franchisees or their operations or financial condition.

5.10 Supply Arrangements. Master Franchisee will, subject to Franchisor’s direction and approval, locate, designate, establish and maintain supply arrangements on competitive terms and conditions for products and equipment to be sold by or used in the operation of Restaurants that meet Franchisor’s specifications and System Standards. All such vendors and arrangements will be subject to Franchisor’s prior written approval to ensure adequate and consistent quality, availability, and supply. All such agreements must provide that they are assignable to Franchisor on termination of this Agreement or expiration of the Agreement Term. Copies of any agreements between Master Franchisee and approved suppliers will be provided to Franchisor within five (5) days after their execution. Master Franchisee will ensure that all such products and equipment comply with the requirements of the System.

Franchisor may, in its discretion, leverage its existing supply chain and may, as a result, mandate that Master Franchisee and its Franchisees use only certain specific vendors, which may include Franchisor and/or its Affiliates, for designated items and services used or offered in the Restaurant, including use of specific software. Master Franchisee agrees that it and its Franchisees will pay all costs associated with purchase and use of such designated items and services from approved and/or designated vendors, including, as applicable all license and subscription fees associated with required software. Franchisor or its Affiliates may receive payments from suppliers on account of such suppliers’ dealings with Master Franchisee or its Affiliates or Franchisees and may use all amounts so received without restriction and for any purpose it or its Affiliates deem appropriate.

Master Franchisee and its Affiliates may not be a vendor or supplier to Restaurants without Franchisor’s prior written consent. If Franchisor approves Master Franchisee or Master Franchisee’s Affiliate as an approved supplier of certain products in the Territory, Master Franchisee or its Affiliate, as applicable, must comply with all the terms and conditions imposed by Franchisor, as well as execute the production and supply agreement Franchisor provides Master Franchisee.

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6. INITIAL FEE AND CONTINUING FEES.

6.1 Obligation to Pay Fees. In consideration of Franchisor’s willingness to enter into this Agreement and to grant of the Master Franchise Rights hereunder, Master Franchisee will pay Franchisor the fees described on Exhibit A. Each fee is fully earned upon Franchisor’s execution of this Agreement and is not refundable under any circumstances.

6.2 Interest on Late Payments. All amounts Master Franchisee owes Franchisor or its Affiliates under this Agreement or any related agreement will bear interest after the due date at the rate of one and a half percent (1.5%) per month, unless such rate is higher than the highest legal rate permitted by applicable law, in which case, the rate payable will be the highest legal rate permitted by law. Interest will be payable in the same currency as the principal debt on which interest accrues. Payment of interest on overdue amounts will not constitute a cure of the payment default or damages for the late payment. Master Franchisee’s failure to pay all such amounts when due will constitute grounds for termination of this Agreement in accordance with Section 14 notwithstanding the provisions of this Section.

6.3 Withholding Taxes. The amounts to be received by to Franchisor under this Agreement are intended to be the actual amounts that would have been received by Franchisor had Master Franchisee not been required to deduct any withholding or other taxes that Master Franchisee is required to withhold and pay pursuant to the laws in the Territory. If Master Franchisee is required to pay any withholding or similar taxes in respect of payments made to Franchisor under this Agreement, it will ensure that the amount actually received by Franchisor is the same amount it would have received had Master Franchisee not been required to withhold and make such tax payments.

Master Franchisee will pay to the appropriate governmental agency any withholding taxes and other taxes due on the amounts actually paid to Franchisor. Master Franchisee shall provide Franchisor a copy of the withholding tax remittance notice which it proposes to file with the appropriate governmental agency at least ten (10) business days prior to such filing and shall promptly deliver to Franchisor copies of receipts from applicable governmental authorities for all such taxes withheld and paid. Master Franchisee is responsible for, and will hold Franchisor and its Affiliates harmless against, any penalties, interest and expenses incurred by or assessed against Franchisor or its Affiliates as a result of Master Franchisee’s failure either to withhold such taxes or to timely remit them to the appropriate taxing authority.

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Master Franchisee will fully and promptly cooperate with Franchisor to provide such information and records as Franchisor may request in connection with any application by Franchisor to any taxing authority with respect to tax credits, exemptions or refunds available for any withholding or other taxes paid or payable by Master Franchisee. If Franchisor is required to refund to Master Franchisee any amounts paid under this Agreement, it will not be required to refund that portion of those amounts which were withheld by Master Franchisee in order to comply with any applicable tax law unless and until Franchisor receives a refund of such amounts from the applicable government or agency thereof or utilizes a foreign tax credit which is directly attributable to such amounts on its United States federal income tax return which is accepted by the United States Treasury or with respect to which the period within which such credit may be reduced or disallowed has expired.

6.4 Currency of Payment. All payments Master Franchisee makes to Franchisor under this Agreement will be made in Dollars unless Franchisor specifies otherwise. All payments that are initially calculated in the currency of the Territory and converted into Dollars for payment to Franchisor will be converted at the “New York Closing Snapshot” rate published in The Wall Street Journal or, in Franchisor’s discretion, the rate announced by other international lending institutions as Franchisor may designate from time to time, in either case as of the business day immediately preceding the date such payment was due. If, however, a payment is transmitted after the date the payment was due, the currency exchange rate used will be the rate as of the date due or the rate as of the date the payment is transmitted, whichever rate produces the larger amount in Dollars. All payments made hereunder will be made in full net of any bank charges, by telegraphic or electronic transfer to a bank of Franchisor’s choosing located in the United States or elsewhere or, if Franchisor so elects, will be deposited in a bank of Franchisor’s choosing located in the Territory.

6.5 Exchange Controls. Master Franchisee will use its best efforts to obtain any consents or authorizations which may be necessary in order to permit timely payments in Dollars of all amounts payable hereunder. If at any time, any legal restriction is imposed upon the purchase of Dollars or the transfer to or credit of a non-resident party with payments in Dollars, Master Franchisee will notify Franchisor immediately. While such restrictions are in effect, Franchisor may require payment in any other currency it designates that is available to Master Franchisee or, at Franchisor’s option, it may require Master Franchisee to deposit all amounts due but unpaid as a result of such a restriction in any type of account, in any bank or institution in the Territory Franchisor designates. Franchisor will be entitled to all interest earned on such deposits. Franchisor may also elect to receive payment in the form of products or services available to Master Franchisee or Master Franchisee’s Affiliates, the value of which will be based on the actual cost of such products or services to Master Franchisee or Master Franchisee’s Affiliates.

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6.6 Stamp Duties. If required in the Territory, Master Franchisee will within the time prescribed by applicable law, submit an executed copy of this Agreement to each governmental agency within the Territory responsible for the assessment of any stamp duty or comparable duties or taxes for the purposes of assessing or obtaining an opinion as to the stamp duty payable on or in respect of this Agreement, and Master Franchisee agrees to pay all stamp duties and comparable duties and taxes (including any penalties for late payment) assessed to be payable on or in respect of this Agreement.

7. MARKETING.

7.1 General Marketing Funds. Franchisor has established and may, in its discretion, maintain a separate marketing fund that is subject to the Master Franchise Rights into which operators of Restaurants contribute and which Franchisor uses, at its discretion, to promote the Brand generally (each a “General Marketing Fund”). Master Franchisee will contribute to each General Marketing Fund in the amounts shown on Exhibit A hereto.

7.2 Territory Marketing Fund. Master Franchisee shall establish, maintain and administer and shall require all Franchisees (including Master Franchisee’s Affiliates who are Franchisees) to contribute to a general brand promotion fund for the Brand in the Territory (each a “Territory Marketing Fund”), at a rate no less than the amounts indicated in the approved Form Agreements. Master Franchisee will be the administrator of each Territory Marketing Fund, but Franchisor reserves the right, in its discretion, to assume or delegate the administration to a third party. The administrator of each Territory Marketing Fund shall direct the creation and implementation of advertising, marketing and promotional programs for the Territory; adapt the marketing materials Franchisor provides to the Territory Marketing Fund for use in the Territory (if any); and furnish each Franchisee with reasonable quantities of marketing, advertising and promotional materials without charge. Each Territory Marketing Fund may purchase advertising materials Franchisor develops from its marketing and promotion fund in the United States. Master Franchisee agrees to make available to Franchisor within 90 days after the end of Franchisee’s fiscal year a report of the receipts and expenditures of and the advertising, promotion, public relations, market research and other marketing programs and activities of each Territory Marketing Fund during the preceding fiscal year. Franchisor reserves the right to require that all activities and significant expenditures of each Territory Marketing Fund be approved by it, in advance.

Franchisor will make available to Master Franchisee or, once established, to each Territory Marketing Fund, advertising and marketing materials developed for use in the USA. Franchisor may, at its discretion, charge a reasonable fee for such materials, taking into consideration the materials’ expected usefulness in the Territory, as Franchisor determines.

7.3 Master Franchisee’s Advertising Expenditures. In addition to its contributions to each General Marketing Fund and each Territory Marketing Fund, Master Franchisee must spend monthly, the percentage of Gross Sales from the previous month specified on Exhibit A in connection with promotional activities related to, and to solicit prospective franchisees for, the franchise opportunity in the Territory for (the “Master Franchisee’s Marketing Obligation”). Franchisor has the right to designate in the Operations Manuals the types of expenditures that will or will not count toward Master Franchisee’s Marketing Obligation. At Franchisor’s request, Master Franchisee will submit to Franchisor documentation to verify its compliance with Master Franchisee’s Marketing Obligation.

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7.4 Local Website. Master Franchisee shall maintain a Local Website for each Restaurant within the Territory, according to this Section 7.4. Each Local Website shall be available both in the local language of the Territory and, if different, in English. Except for the Local Websites, neither Master Franchisee nor its Affiliates (either alone or in conjunction with others) shall, and shall not permit any Franchisee (either alone or in conjunction with others) to, develop, maintain or authorize any other website, other online presence or other electronic medium (such as mobile applications, kiosks and other interactive properties or technology-based programs) that mentions or describes Master Franchisee, its Affiliates, any Franchisee, or any Restaurant in the Territory.

As permitted in the Territory, Master Franchisee may use a Local Website to advertise and sell franchises in the Territory. However, Master Franchisee may not actively solicit any prospective franchisees who are located outside the Territory, including by sending unsolicited emails to or otherwise targeting such prospective franchisees.

Master Franchisee shall obtain Franchisor’s prior written approval of any domain names relating to any Local Website and shall permit Franchisor to register such domain name(s) in its own name. Before establishing any Local Website, Master Franchisee shall submit to Franchisor for its prior written approval a sample of the proposed website format, visible content (such as proposed screen shots) and non-visible content (such as meta tags) in the form and manner that Franchisor requires. Master Franchisee may not launch, maintain or authorize any Local Website or any content on the Local Website that Franchisor has not approved. Master Franchisee shall make no material modifications to an approved Local Website without Franchisor’s prior written consent and shall comply with any System Standards that Franchisor periodically promulgates with respect to Local Websites, including rules relating to hyperlinks to the Website and other websites. Master Franchisee shall obtain all necessary rights and licenses to use all artwork, photographs, text and other intellectual property used on or in conjunction with each Local Website.

For each Local Website and each domain name established by Master Franchisee in connection with Restaurants or the business conducted by Master Franchisee or any Franchisee pursuant to this Agreement or a Franchise Agreement, respectively, Master Franchisee shall provide Franchisor with such information it requests and as necessary to provide it with administrative privileges, including the host provider name, the administrator’s login URL, the administrator’s login username, and the administrator’s login password. Master Franchisee shall not change this information without prior notice to Franchisor and without providing it with the changed information.

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Master Franchisee shall not use any Local Website to accept or fulfill orders for any goods or services or otherwise engage in electronic commerce or any other method of distribution without Franchisor’s prior written approval. Each Local Website shall contain a privacy policy that complies with Legal Requirements and the System Standards, and Master Franchisee shall comply with that privacy policy and other Legal Requirements pertaining to personal information that visitors to the Local Website provide.

Franchisor may at any time revoke its approval of any Local Website, or any content of any Local Website, and require that Master Franchisee discontinue use of such Local Website or content upon reasonable notice.

7.5 System Website. Franchisor may, directly or through its designees, maintain one or more System Websites. If Franchisor maintains a System Website that promotes Restaurants outside the United States, and Master Franchisee is in compliance with this Agreement, then Franchisor may include on the System Website a link to Master Franchisee’s Local Website or other information to promote the Restaurants and Franchise opportunity in the Territory (the “Local Restaurant Content”). Master Franchisee must give Franchisor the information and materials it requests from time to time to develop, update and modify the Local Restaurant Content. By providing this information and materials to Franchisor, Master Franchisee will be representing that the materials are accurate and not misleading and do not infringe upon any third party’s rights. However, Franchisor and its Affiliates will own all intellectual property and other rights in the System Website, any Local Restaurant Content, and all information they contain (including the domain name or URL for all websites, the log of “hits” by visitors, and any personal or business data that visitors supply).

Franchisor may periodically update and modify the System Website (including any Local Restaurant Content). Master Franchisee must notify Franchisor whenever any Local Restaurant Content changes or becomes inaccurate. Franchisor will update or add Local Restaurant Content at reasonable intervals. Master Franchisee acknowledges that Franchisor has final approval rights over all information on the System Website (including Local Restaurant Content). Franchisor may implement and periodically modify System Standards relating to the System Website.

Franchisor may remove any or all Local Restaurant Content on the System Website if Master Franchisee is not in full compliance with this Agreement or if Franchisor determines that Master Franchisee is not in compliance with its Franchise Agreements. Franchisor may permanently remove Local Restaurant Content from the System Website upon this Agreement’s expiration or termination. Franchisor also may, at its option, discontinue any or all System Website at any time.

Nothing in this Section shall limit Franchisor’s and its Affiliates’ right to maintain websites other than the System Website or to offer and sell merchandise or services bearing the Marks from the System Website, another website or otherwise over the Internet without payment or obligation of any kind to Master Franchisee.

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7.6 Social Media. Master Franchisee agrees to keep Franchisor apprised of all social media accounts established by Master Franchisee or any Franchisee which reference or pertain to Restaurants. For each such account, Master Franchisee shall ensure that Franchisor is provided with “administrator” rights and privileges sufficient to be able to disable or remove the account on expiration or termination of this Agreement, expiration or termination of the account holder’s Franchise Agreement, if the account or the material posted on it violates applicable Legal Requirements or the Operation Manual, or if Franchisor determines, in its discretion, that the account is detrimental to any Restaurant, the Marks, or the goodwill associated with the Marks. Further, Master Franchisee shall monitor and have the power and authority necessary to exert control over any Franchisee’s social media account sufficient to delete the account or to remove any material that appears on it.

8. CONFIDENTIAL INFORMATION; INNOVATIONS; TRANSLATIONS.

8.1 Confidential Information. Franchisor and its Affiliates possess (and may continue to develop and acquire) certain confidential and proprietary information (“Confidential Information”) relating to the development, operation and franchising of Restaurants, including: the terms of this Agreement; franchisee selection criteria; plans and specifications for the development of Restaurants; equipment; training materials, programs and systems; methods, techniques, formats, specifications, standards, procedures, sales and marketing techniques, computer software programs (and data generated from or processed on such programs), statistical data, and knowledge of and experience relating to the development and operation of Restaurants; marketing and advertising programs; knowledge of specifications for and suppliers of certain products, materials, supplies, equipment, fixtures, furnishings and services; the Operations Manual; and knowledge of operating results and financial performance of Restaurants. Franchisor will, in its discretion, disclose certain parts of the Confidential Information to Master Franchisee and to certain of Master Franchisee’s employees in training programs, the Operations Manual and in guidance Franchisor furnishes under this Agreement.

Neither Master Franchisee, its Affiliates, nor any of its or their Affiliates’ employees will acquire any interest in the Confidential Information other than the right to utilize it in performing Master Franchisee’s obligations under this Agreement and as disclosed to certain of Master Franchisee’s employees or Master Franchisee’s Affiliates who are Franchisees during the Term, and the use or duplication of any Confidential Information in any other business or other operation or capacity would constitute an unfair method of competition. Master Franchisee acknowledges and agrees that the Confidential Information is Franchisor’s proprietary property, includes Franchisor’s trade secrets, is not generally known or easily accessible, and is important to Franchisor and its Affiliates and Franchisor’s other master franchisees, area developers and franchisees. Consequently, Franchisor will disclose the Confidential Information or portions of it to Master Franchisee solely on the condition that Master Franchisee and Master Franchisee’s Owners agree, and Master Franchisee and Master Franchisee’s Owners do hereby agree, that Master Franchisee and the Restricted Persons, both during and after the Agreement Term, will not use the Confidential Information in any other business or other operation or capacity; will maintain the absolute confidentiality of the Confidential Information; will not make unauthorized copies of any portion of the Confidential Information; will adopt and implement all reasonable procedures that Franchisor prescribes from time to time to prevent unauthorized use or disclosure of the Confidential Information, including restrictions on disclosure thereof to Franchisees, Restaurant personnel and others; and will impose all of the aforementioned restrictions and obligations on all Franchisees. Notwithstanding anything to the contrary contained in this Agreement, the restrictions on Master Franchisee’s disclosure and use of the Confidential Information will not apply to information that is or becomes generally known in other than through disclosure (whether deliberate or inadvertent) by Master Franchisee or a Franchisee, or to the disclosure of the Confidential Information in judicial or administrative proceedings to the extent that Master Franchisee is legally compelled to disclose such information, provided Master Franchisee has used its best efforts to obtain, and afforded Franchisor the opportunity to obtain, an appropriate protective order or other assurance satisfactory to Franchisor of confidential treatment for the information required to be disclosed.

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8.2 Protection of Personally Identifiable Information. Master Franchisee shall implement and ensure that Master Franchisee and all Franchisees comply with all administrative, physical and technical safeguards necessary to protect any Personally Identifiable Information in accordance with the System Standards, all applicable Legal Requirements, and industry best practices in the Territory. It is entirely Master Franchisee’s responsibility (even if Franchisor provides any assistance or guidance in that regard) to confirm that the safeguards it uses to protect Personally Identifiable Information comply with all Legal Requirements and industry best practices in the Territory related to the collection, access use, storage, disposal and disclosure of Personally Identifiable Information. If Master Franchisee becomes aware of a suspected or actual breach of security or unauthorized access involving Personally Identifiable Information, Master Franchisee will notify Franchisor immediately and specify the extent to which Personally Identifiable Information was compromised or disclosed.

8.3 Innovations. Master Franchisee agrees to promptly disclose to Franchisor all Innovations. All Innovations are deemed to be Franchisor’s property, part of the System and works-made-for-hire for Franchisor. To the extent any Innovation does not qualify as a work-made-for-hire for Franchisor, by this paragraph Master Franchisee assigns ownership of that Innovation, and all intellectual property and other rights to the Innovation, to Franchisor and agrees to sign and deliver any instruments and documents, provide such assistance and perform such other acts that Franchisor periodically requires to evidence and permit it to obtain sole and exclusive ownership of all intellectual property and other rights to the Innovation. Franchisor shall have no obligation to compensate any party for such Innovation. Master Franchisee will not use, nor permit any Affiliate or Franchisee or any other party to use, any Innovation, whether in connection with Master Franchisee’s business under this Agreement, any Restaurant or otherwise, without obtaining Franchisor’s prior written approval.

8.4 Translations. All forms of Franchise Agreements, franchise disclosure documents (if applicable), the Operations Manual, and other documents that Franchisor delivers to Master Franchisee, or that Master Franchisee delivers to Franchisor, under this Agreement (as applicable) shall be in the English language. If required by Franchisor or any Legal Requirement, or deemed necessary by Master Franchisee, Master Franchisee shall, at its own expense, translate such document(s) and any other documents necessary to identify or support Master Franchisee’s and its Franchisee’s businesses into the language(s) used in the Territory (including, for example, signage, website content, training materials, and software). Translations of the Operations Manual (or such portions designated by Franchisor from time to time) must be performed by a qualified, reputable third-party translation service whose identity is made known to Franchisor. Before using it, Master Franchisee shall submit to Franchisor for its approval the translated version of any such document that is translated or otherwise subject to Franchisor’s approval under this Agreement. Master Franchisee shall make any changes to the translated documents that Franchisor reasonably specifies. Master Franchisee agrees that all translations of the documents described in this Section will be Franchisor’s property.

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9. EXCLUSIVE RELATIONSHIP.

Master Franchisee acknowledges and agrees that Franchisor would be unable to protect the Confidential Information against unauthorized use or disclosure and would be unable to encourage a free exchange of ideas and information among owners of Restaurants if its master franchisees, Franchisees and their Owners and management personnel were permitted to hold Ownership Interests in or perform services for Competitive Businesses. Master Franchisee further acknowledges and agrees that restrictions on the right of Master Franchisee and the Restricted Persons to hold Ownership Interests in or perform services for Competitive Business are legitimate and reasonable means of protecting the Confidential Information and Franchisor’s and its Affiliates’ interests in the Marks and its contractual relationships, and that such restrictions will not unduly or unreasonably hinder Master Franchisee’s or their activities, whether under this Agreement or otherwise, or cause undue hardship. Franchisor has entered into this Agreement with Master Franchisee on the express condition that with respect to Competitive Businesses, Master Franchisee and the Restricted Persons will deal exclusively with Franchisor. Master Franchisee therefore agrees that during the Agreement Term, Master Franchisee and the Restricted Persons will not: (a) have any direct or indirect (through a Restricted Person or otherwise) Ownership Interest in any Competitive Business in the Territory or elsewhere; (b) perform services as a director, officer, manager, employee, consultant, representative, agent, landlord, or otherwise for any Competitive Business; (c) interfere with or otherwise attempt to influence any vendor, consultant or agent with whom Franchisor conducts business or any relationships Franchisor has with such Persons; (d) divert or attempt to divert prospective Franchisees or customers of Restaurants to a Competitive Business, or (e) directly or indirectly employ or seek to employ any Person who is employed by Franchisor, its Affiliates or by any of its other master franchisees, area developers or franchisees, nor induce any such Person to leave said employment without the prior written consent of such Person’s employer.

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10. INDEPENDENT CONTRACTORS/INDEMNIFICATION.

10.1 Independent Contractors. This Agreement does not create a fiduciary relationship between the parties. Franchisor and Master Franchisee are and will be independent contractors, and nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner, or employee of the other for any purpose. Master Franchisee must conspicuously identify itself in all dealings with others as Franchisor’s master franchisee and conspicuously and prominently place such other notices of independent ownership on such forms, cards, stationery, and other materials as Franchisor may require from time to time.

10.2 No Liability for Acts of Other Party. Master Franchisee will not use any of the Marks in signing any contract, application for any license or permit, or in a manner that may result in liability to Franchisor or its Affiliates’ for any of Master Franchisee’s indebtedness or obligation, nor will Master Franchisee use the Marks in any way not expressly authorized herein. Except as expressly authorized in writing, neither Master Franchisee nor Franchisor will make any express or implied agreements, warranties, guarantees or representations, or incur any debt in the name of or on behalf of the other, or represent that their relationship is other than franchisor and master franchisee, and neither Master Franchisee nor Franchisor will be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing, nor will Franchisor be obligated for any damages to any Person or property directly or indirectly arising out of the development or operation of Restaurants or the conduct of business by Master Franchisee, Master Franchisee’s Affiliates or Franchisees, including with respect to any sales, value added, use, service, stamp duty, occupation, excise, gross receipts, income, property, payroll or other taxes, whether levied upon this Agreement, Master Franchisee, Master Franchisee’s Affiliates, Master Franchisee’s Franchisees, or any Restaurant, or upon Franchisor, in connection with the operations Master Franchisee conducts (except any taxes that Franchisor is required by law to collect from Master Franchisee with respect to purchases from Franchisor or taxes payable by Franchisor on its income). Payment of all such taxes will be Master Franchisee’s responsibility.

10.3 Indemnification. Master Franchisee agrees to indemnify, defend and hold Franchisor, its Affiliates, and its and their respective owners, directors, officers, employees, agents, and its and their respective successors and assignees (collectively, the “Indemnified Parties”), harmless against and to reimburse each Indemnified Party for all claims, causes of action, costs, expenses, loss, liability, damages or obligations arising from or relating to Master Franchisee’s activities under this Agreement, including obligations under this Section, any and all taxes described in Section 10.2 for which Master Franchisee is responsible, the direction and administration of the Territory Marketing Fund, the development or operation of any Restaurant pursuant to a Franchise Agreement or otherwise, or the transfer of any interest in this Agreement or a Franchise Agreement, or an Ownership Interest in Master Franchisee, to the extent (as to any particular Indemnified Party) that such claims, causes of action, costs, expenses, loss, liability, damages or obligations do not arise from the negligence or wrongful conduct of such Indemnified Party. For purposes of this indemnification, “claims” will mean and include all obligations, actual and consequential damages, and costs incurred in the defense of any claim against an Indemnified Party, including without limitation reasonable accountants’, attorneys’, attorney assistants’, arbitrators’ and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses. Franchisor will have the right to defend any such claim against it in such manner as it deems appropriate. This indemnity will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

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11. MARKS.

11.1 Goodwill and Ownership of Marks. All use of the Marks by Master Franchisee and Franchisees and any goodwill created by such use will inure exclusively to Franchisor’s and its Affiliates’ benefit. This Agreement does not confer any goodwill or other interests in the Marks upon Master Franchisee, other than the right to act as described in this Agreement. All provisions of this Agreement applicable to the Marks will apply to any other trademarks and commercial symbols Franchisor hereafter authorizes and licenses Master Franchisee to use. Master Franchisee acknowledges that Franchisor and its Affiliates have a prior and superior claim to the Marks and the brand identified by the Marks. Master Franchisee and the Restricted Persons will not, either during or after the Agreement Term, use, register, attempt to register, facilitate, or cooperate or assist in the registration of the Marks as a trademark or as part of any corporate or trade name or with any prefix, suffix, or other modifying words, terms, designs, or symbols, or in any modified form. Master Franchisee agrees that neither Master Franchisee, its Affiliates nor its or their Owners will use or attempt to register any other trademarks, service marks or other commercial symbol for use in connection with the development, operation or franchising of Restaurants. Master Franchisee agrees that it will not directly or indirectly, either alone or in conjunction with others, challenge or take any action to cause a challenge to the validity or ownership of the Marks or to obstruct Franchisor and its Affiliates’ efforts with respect to the registration thereof or the enforcement of their respective rights in and to the Marks.

11.2 Limitations on Master Franchisee’s Use of the Marks. Master Franchisee acknowledges and agrees that its right to use the Marks is derived solely from this Agreement and that its rights under this Agreement are limited to exercising the Master Franchise Rights as described in and in accordance with this Agreement. Any unauthorized use of the Marks will constitute a breach of this Agreement and an infringement of Franchisor’s and its Affiliates’ rights in and to the Marks. Master Franchisee agrees that neither it nor its Affiliates will use any Mark in connection with the performance or sale of any unauthorized services or products or in any other manner not expressly authorized in writing by Franchisor. Master Franchisee shall not, either during or after the Agreement Term, use any of the Marks, except as allowed by Franchisor in writing, as part of any domain name or electronic address it maintains on the internet, the world wide web, or any other similar proprietary or common carrier electronic delivery system. All Marks will be displayed in the manner Franchisor prescribes.

11.3 Notification of Infringement and Claims. Master Franchisee will immediately notify Franchisor as soon as Master Franchisee becomes aware of any apparent infringement of or challenge (actual or threatened) to Master Franchisee’s or a Franchisee’s use of any Mark, or claim by any Person of any rights in any Mark or a confusingly or deceptively similar trademark or service mark. Master Franchisee will not communicate with any Person other than its counsel, Franchisor and Franchisor’s counsel with respect to any such infringement, challenge or claim. Franchisor may take such action as it deems appropriate in connection with any such infringement, challenge or claim, and the right to control any settlement, litigation, arbitration or administrative proceeding arising therefrom. Master Franchisee agrees to execute any and all instruments and documents, render such assistance, and take such action as may, in the opinion of Franchisor’s counsel, be reasonably necessary or advisable to protect and maintain Franchisor’s and its Affiliates’ interests in the Marks. Franchisor will reimburse Master Franchisee for the reasonable expenses Master Franchisee incurs and pays in complying with the requirements imposed by this Section, so long as Master Franchisee has used the Marks in accordance with this Agreement; provided, however, that if any action Franchisor takes results in any monetary recovery for Master Franchisee (by way of counterclaim or otherwise) which exceeds Master Franchisee’s costs, then Master Franchisee must pay its own costs and share pro rata in Franchisor’s costs therefor up to the amount of Master Franchisee’s share of such recovery.

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11.4 Discontinuance of Use of Marks. If, in its sole judgment, Franchisor determines it to be in the best interests of the System or Restaurants for Master Franchisee or any Franchisee to modify or discontinue use of any Mark or to use one or more additional or substitute trademarks or service marks, Master Franchisee agrees to immediately comply with and require its Franchisees to immediately comply with Franchisor’s directions to modify or otherwise discontinue the use of such Mark, or use one or more additional or substitute trademarks, logos or commercial symbols. Franchisor will have no obligation to reimburse Master Franchisee or any Franchisees for any expenditures made by them to modify or discontinue the use of a Mark or to adopt substitutes for discontinued Marks, including, without limitation, any expenditures relating to advertising or promotional materials, and no obligation to reimburse Master Franchisee or Franchisees for any loss of goodwill of their businesses related to a discontinued Mark.

11.5 Registered User Agreements. Master Franchisee will, at Franchisor’s request and expense, do all acts and execute all documents necessary or desirable in Franchisor’s opinion for establishing Master Franchisee as a user of the Marks hereunder and, where required, for the registration of Master Franchisee’s permitted use with governmental agencies. If more than 14 days have passed following such request without compliance, Master Franchisee will not be entitled to exercise any of the rights granted by this Agreement until Master Franchisee has executed and delivered such documents to Franchisor. Any registered user agreement will be in form and substance acceptable to Franchisor. If Franchisor determines that it is necessary for Franchisees to also execute registered user agreements, Master Franchisee shall take such action as is necessary to secure such agreements and file them where required.

11.6 Disclaimer of Warranties. Certain of the Marks may have been registered in the Territory and applications to register certain of the Marks may have been filed and may be pending in the Territory as of the Effective Date, in each case, only as indicated on Exhibit A attached hereto. Franchisor and its Affiliates might, but will not be obligated to, hereafter file additional applications to register certain of the other Marks in the Territory. Franchisor neither makes any assurances that, if procured, a registration of any of the Marks will remain in effect or that registrations will eventually issue with respect to any applications, whether now pending or filed while this Agreement is in effect. Franchisor disclaims all warranties of any kind regarding the Marks, including any express or implied warranty that the Marks may be used in any particular jurisdiction or that the Marks do not or will not infringe the rights of any third party in any jurisdiction.

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12. COPYRIGHTS.

Franchisor may authorize Master Franchisee to use certain Copyrighted Materials. The Copyrighted Materials are Franchisor and its Affiliate’s valuable property, and the rights herein are granted to Master Franchisee solely on the condition that Master Franchisee will comply with the terms of this Agreement. Franchisor may further create, acquire or obtain licenses for certain copyrights in various works of authorship used in connection with the operation of Restaurants, including, but not limited to, all categories of works eligible for protection under the copyright laws of the United States and the Territory, all of which shall be deemed to be Copyrighted Materials under this Agreement. Franchisor intends that all works of authorship related to the System and created in the future will be owned by it or its Affiliates. Master Franchisee’s right to use the Copyrighted Materials is derived solely from this Agreement and is limited solely to Master Franchisee’s exercise of the rights granted in this Agreement in strict compliance with this Agreement and with all applicable standards, specifications, and operating procedures prescribed by Franchisor from time to time. Master Franchisee shall ensure that all Copyrighted Materials used hereunder bear an appropriate copyright notice under the Universal Copyright Convention or other copyright laws Franchisor may prescribe specifying that Franchisor or its Affiliate (as applicable) is the owner of the copyright. Master Franchisee acknowledges that this Agreement does not confer any interest in the Copyrighted Materials upon Master Franchisee, other than the right to use them as permitted under this Agreement.

Any adaptation, translation or work derived from the Copyrighted Materials, and any materials prepared by Master Franchisee (such as menus, advertisements, posters or promotional materials), shall be Franchisor’s property, and Master Franchisee hereby assign to Franchisor all its right, title and interest therein. Master Franchisee shall execute any documents, in recordable form, which Franchisor determines are necessary to reflect such ownership. Master Franchisee shall submit all such adaptations, translations, derivative works and additional Copyrighted Materials to Franchisor for approval prior to use.

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13. TRANSFER.

13.1 By Franchisor. This Agreement is fully transferable by Franchisor, and Franchisor may assign or delegate any or all of its rights and obligations under this Agreement to an Affiliate or an unaffiliated third party.

13.2 By Master Franchisee. The rights and duties created by this Agreement are personal to Master Franchisee and its Owners, and a material cause for Franchisor’s willingness to enter into this Agreement is its reliance on the individual and collective character, skill, aptitude, business ability, and financial capacity of Master Franchisee and Master Franchisee’s Owners. Therefore, without Franchisor’s prior written consent, none of Master Franchisee’s obligations under this Agreement, no Ownership Interests in Master Franchisee or in Master Franchisee’s Owners, and no interest in this Agreement may be transferred, sold, assigned, delegated or encumbered (a “Transfer”), including by way of an initial public offering, a private offering, or a transfer to or merger with an existing public company, without Franchisor’s prior written consent, which Franchisor may withhold or condition in its sole and unfettered discretion.

13.3 Ownership Structure. Master Franchisee represents and warrants that its current Owners are as set forth on Exhibit A and covenants that it will not permit the identity of such Owners, or their respective interests in Master Franchisee, to change without complying with this Agreement.

13.4 Right of First Refusal. If Master Franchisee requests Franchisor’s approval of a proposed Transfer under Section 12.2 above, Master Franchisee or its Owners, as applicable, must obtain from a responsible and fully disclosed buyer, and send Franchisor, a true and complete copy of a bona fide, executed written offer (which may include a letter of intent) relating exclusively to an interest in Master Franchisee or in this Agreement and Master Franchisee’s Business. The offer must include details of the payment terms of the proposed sale and the sources and terms of any financing for the proposed purchase price. To be a valid, bona fide offer, the proposed purchase price must be in a currency amount, and the proposed buyer must submit with its offer an earnest money deposit equal to five (5) percent (5%) or more of the offering price. Franchisor may require Master Franchisee (or its Owners) to send it copies of any materials or information sent to the proposed buyer or transferee regarding the possible transaction. Franchisor may, by written notice delivered to Master Franchisee or the selling Owner(s) within 30 days after Franchisor receives both an exact copy of the offer and all other information it requests, elect to purchase the interest offered for the price and on the terms and conditions contained in the offer, provided that:

(a)   Franchisor may substitute cash for any form of payment proposed in the offer (such as ownership interests in a privately-held entity);

(b) Franchisor’s credit will be deemed equal to the credit of any proposed buyer (meaning that, if the proposed consideration includes promissory notes, Franchisor or its designee may provide promissory notes with the same terms as those offered by the proposed buyer);

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(c) Franchisor will have an additional 60 days to prepare for closing after notifying Master Franchisee or the selling Owner(s) of its election to purchase; and

(d) Franchisor must receive, and Master Franchisee and its Owners agree to make, all customary representations and warranties given by the seller of the assets of a business or the ownership interests in a legal entity, as applicable, including representations and warranties regarding ownership and condition of and title to ownership interests or assets, liens and encumbrances relating to ownership interests or assets, and validity of contracts and the liabilities, contingent or otherwise, of the entity whose assets or ownership interests are being purchased.

If Franchisor exercises its right of first refusal in connection with a proposed purchase of this Agreement or the business conducted hereunder, Master Franchisee and Franchisor will terminate this Agreement as a condition of the closing. Franchisor has the unrestricted right to assign this right of first refusal to a third party who then will have the rights described in this Section 12.4. Nothing in this Section 12.4 shall impose on Franchisor any obligation, expressed or implied, to approve the proposed Transfer if it does not exercise its right of first refusal under this Section.

14. TERMINATION OF AGREEMENT.

14.1 By Master Franchisee. If Master Franchisee is itself in substantial compliance with this Agreement, and if Franchisor materially breaches this Agreement, Master Franchisee may terminate this Agreement effective 60 days after delivery of written notice of termination if Master Franchisee first gives Franchisor written notice of such breach and Franchisor does not cure such breach within 60 days after delivery of notice of such breach; provided, however, that if Franchisor cannot reasonably correct the breach within the 60-day period but provides Master Franchisee, within the 60-day period, with reasonable evidence of its efforts to correct the breach within a reasonable time period, then the cure period shall run through the end of such reasonable time period.

14.2 By Franchisor. Franchisor may, at its option, terminate the Agreement Term or the Development Term, effective upon the delivery of written notice of termination to Master Franchisee or, if applicable, upon Master Franchisee’s failure to cure a breach of this Agreement before the expiration of any period of time within which such breach may be cured in accordance with the provisions set forth below, if:

(a) Master Franchisee or an Owner makes a Transfer in violation of Section 12.2;

(b) Master Franchisee or an Owner of a Controlling Interest in Master Franchisee is convicted by a trial court of, or pleads guilty to, a crime or offense that may adversely affect the goodwill associated with the Marks or the reputation of Restaurants, or engages in conduct that Franchisor, in its reasonable judgment, believes may adversely affect its reputation or the goodwill associated with the Marks;

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(c) Master Franchisee or an Owner applies for trademark or service mark registration of any of the Marks anywhere in the world, or makes any unauthorized use of the Marks or an unauthorized use or disclosure of Confidential Information;

(d) Master Franchisee becomes insolvent in the sense that Master Franchisee is unable to pay its bills as they become due or its liabilities exceed its assets; Master Franchisee makes an assignment for the benefit of creditors or a written admission of its inability to pay its obligations as they become due, files a voluntary petition in bankruptcy, files any pleading seeking any reorganization, liquidation or dissolution under any law, admits or fails to contest the material allegations of any such pleading filed against it, or is adjudicated a bankrupt or insolvent; a receiver, trustee, liquidator or other Person acting in a comparable capacity is appointed for a substantial part of its assets; or the claims of creditors of Master Franchisee or its Owners are abated or subject to a moratorium under any law;

(e) Master Franchisee or any Restricted Person violates the restrictions set forth in Section 8 (Confidential Information) or Section 9 (Exclusive Relationship);

(f) Master Franchisee fails to pay any amount when due hereunder to Franchisor and does not correct such failure within 10 days after written notice thereof;

(g) any Franchise Agreement is terminated due to Master Franchisee’s fault;

(h) Master Franchisee fails to strictly comply with the Development Schedule identified on Exhibit A;

(i) Any other agreement between Franchisor or its Affiliates and Master Franchisee or its Affiliates is wrongfully terminated by Master Franchisee or its Affiliate or is terminated by Franchisor or its Affiliate as a result of the failure of Master Franchisee or its Affiliate to comply with such agreement; or

(j) Master Franchisee fails to comply with any other provision of this Agreement and does not correct such failure within 30 days after Franchisor’s written notice.

15. RIGHTS AND OBLIGATIONS UPON TERMINATION OR EXPIRATION.

15.1 Development Term. On expiration or termination of the Development Term, Master Franchisee will immediately be prohibited from signing any Franchise Agreements that have not yet then been fully executed and from taking any further actions to identify or solicit prospective Franchisees.

15.2 Marks. After the termination or expiration of the Agreement Term, Master Franchisee and its Owners: (i) will not directly or indirectly identify Master Franchisee as a current or former master franchisee of, or as otherwise associated with, Franchisor or the Marks; (ii) will not use any Mark, or any trade name, trademark or commercial symbol that is deceptively similar to any Mark, in any manner or for any purpose; (iii) will not use any trade name, trademark or commercial symbol that suggests or indicates a connection or association with Franchisor or the Marks; (iv) will remove all signs containing any Mark and return to Franchisor or destroy all forms and materials containing any Mark; and (v) will immediately take such action as may be required to cancel or, at Franchisor’s option, to transfer to Franchisor or its designee, all registered user agreements, fictitious or assumed name or equivalent registrations relating to use of any Mark.

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15.3 Covenant Not to Compete. For a period of two (2) years commencing on the effective date of the termination, expiration or Transfer of this Agreement, Master Franchisee and the Restricted Persons will comply in the Territory with the restrictions regarding Competitive Businesses that are set forth in Section 9 above.

15.4 Local Website. Immediately on expiration or termination of this Agreement, Master Franchisee will, at Franchisor’s option and at its direction, either assign Franchisor all rights and privileges with respect to any Local Website or take down all such Local Websites.

15.5 Disposition of Franchise Agreements.

(a) On Expiration of Development Term. If the Development Term expires, the Agreement Term will continue until it is terminated or expires. For the remainder of the Agreement Term, Master Franchisee will be entitled to continue to collect from Master Franchisee’s existing Franchisees royalties and other payments due under the Franchise Agreements, provided that Master Franchisee continues to perform its obligations under such Franchise Agreements and all obligations under this Agreement except with respect to activities related to further sales of Franchises.

(b) On Termination of the Development Term. If the Development Term is terminated, the Agreement Term will continue until it is terminated or expires. However, Master Franchisee agrees to assign to Franchisor or its designee, at Franchisor’s option, all of its rights and obligations under those Franchise Agreements that Franchisor designates at any time and from time to time after termination of the Development Term. Franchisor may exercise its right to require an assignment of any Franchise Agreement at any time after termination of the Development Term. Such assignment of each Franchise Agreement Franchisor designates shall take effect automatically and immediately upon Franchisor’s transmittal of a written notice to the affected Franchisees stating that the applicable Franchise Agreement is thereby assigned from Master Franchisee to Franchisor or its designee. For the remainder of the Agreement Term, Master Franchisee shall be entitled to continue to collect, from Franchisees whose Franchise Agreements are not assigned to Franchisor, royalties and other payments due under such Franchise Agreements, provided that Master Franchisee continues to perform its obligations under such Franchise Agreements and all obligations under this Agreement, except with respect to activities related to further sales of Franchises. The Franchise Agreements assigned will be transferred free and clear of any liens, charges or encumbrances.

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(c)   Termination of the Agreement. If this Agreement is terminated, all of Master Franchisee’s rights and obligations under the Franchise Agreements shall be assigned to Franchisor or its designee. Such assignment of each such agreement shall take effect automatically and immediately upon transmittal by Franchisor of a written notice to the affected Franchisees stating that the applicable Franchise Agreements are thereby assigned from Master Franchisee to Franchisor or its designee. Thereafter, Master Franchisee shall have no rights or obligations under the Franchise Agreements, except those obligations which expressly or by their nature survive the transfer, such as Master Franchisee’s obligation to indemnify the Franchisee, as applicable, for claims arising from acts or omissions that occur prior to the assignment date.

(d) Expiration of the Agreement Term. Regardless of whether the Development Term expires or is terminated, the Agreement Term will expire on the date on which all Franchise Agreements executed pursuant to this Agreement have expired or have been terminated.

15.6 Confidential Information and Copyrighted Materials. Master Franchisee agrees that on termination or expiration of the Agreement Term: (1) Master Franchisee will immediately cease to use any Confidential Information disclosed to or otherwise learned or acquired by Master Franchisee in any business or otherwise; and (2) Master Franchisee will return to Franchisor all copies of each Operations Manual and any other Copyrighted Materials or other confidential materials which have been loaned or made available to Master Franchisee by Franchisor pursuant to this Agreement.

15.7 Payment of Amounts Owed. Immediately upon termination or expiration of the Agreement Term, Master Franchisee shall pay to Franchisor and its Affiliates, all fees due under this Agreement, interest due on any late payment, and all other amounts Master Franchisee owes to Franchisor or its Affiliates.

15.8 Records and Bank Accounts. On expiration or termination of the Development Term, Master Franchisee shall provide to Franchisor all agreements, records, files and any other materials or information Franchisor reasonably requests pertaining to the Franchise Agreements which are assigned to Franchisor or its designee. On termination or expiration of the Agreement Term, Master Franchisee shall provide to Franchisor (1) all agreements, records, files and any other materials or information Franchisor reasonably requests pertaining to any Franchise Agreements then in effect, (2) all agreements, records, files and any other materials or information Franchisor reasonably requests pertaining to the Territory Marketing Fund, and (3) all monies then held in the Territory Marketing Fund. Additionally, if Master Franchisee has established a bank or other account for the electronic deposit of fees that Franchisees owe to Master Franchisee, then upon termination of this Agreement, and at Franchisor’s option, Master Franchisee shall assign such account to Franchisor to allow Franchisor to continue using the existing payment mechanism.

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15.9 Continuing Obligations. All obligations which expressly or by their nature are intended to survive the expiration or termination of this Agreement will continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.

16. ENFORCEMENT.

16.1 Dispute Resolution. All controversies, disputes or claims arising between Franchisor, its Affiliates, and its and their respective officers, directors, shareholders, partners, agents, employees and attorneys (in their representative capacity) and Master Franchisee, Master Franchisee’s Affiliates and Master Franchisee’s and their respective Owners arising out of or related to the relationship of the parties, this Agreement or any provision of this Agreement, a Franchise Agreement or any related agreement, the validity of this Agreement or any provision of this Agreement or any System Standards relating to the establishment or operation of Restaurants (collectively, “Claims”) will be submitted to and decided by arbitration pursuant to Section 16.9 below. The provisions of this Section are intended to benefit and bind certain third party non-signatories and will continue in full force and effect subsequent to and notwithstanding the expiration of the Term or the termination of this Agreement.

Master Franchisee, its Affiliates and its and their Owners agree not to bring any Claims asserting that any of the Marks are generic or otherwise invalid. Master Franchisee, its Owners, and its Affiliates and their Owners agree that Master Franchisee’s and their sole recourse for Claims arising between the parties will be against Franchisor or its successors and assigns, and further agree that Franchisor’s and its Affiliates’ owners, directors, officers, employees and agents will not be personally liable nor named as a party in any action arising from a Claim. No previous course of dealing will be admissible to explain, modify or contradict the terms of this Agreement. No implied covenant of good faith and fair dealing will be used to alter the express terms of this Agreement.

16.2 Severability and Substitution of Valid Provisions. All provisions of this Agreement are severable and this Agreement will be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein and partially valid and enforceable provisions will be enforced to the extent valid and enforceable. To the extent that the exclusive dealing provisions of Section 9 or the post-termination restrictive covenants set forth in Section 15.3 are deemed unenforceable by virtue of their scope in terms of geographic area, activity prohibited or length of time, but may be made enforceable by reductions of any of them, Master Franchisee and Franchisor agree that same will be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder or the taking of some other action not required hereunder, or if under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any specification, standard or operating procedure Franchisor prescribes is invalid or unenforceable, the prior notice or other action required by such law or rule will be substituted for the comparable requirements of this Agreement, and Franchisor will have the absolute right to modify such invalid or unenforceable provision, specification, standard or operating procedure to the extent required to be valid and enforceable. Such modifications to this Agreement will be effective only in such jurisdiction and will be enforced as originally made and entered into in all other jurisdictions.

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16.3 Waiver of Obligations. Either party may by written instrument unilaterally waive any obligation of or restriction upon the other under this Agreement. No acceptance by Franchisor of any payment from Master Franchisee or any other Person will constitute a waiver of any provision of this Agreement. Neither party makes any warranties or guarantees upon which the other party may rely, and assumes no liability or obligation to the other party, by granting any waiver, approval, or consent, or by reason of any neglect, delay, or denial of any request therefor. Any waiver a party grants will be without prejudice to any other rights the waiving party may have, will be subject to the waiving party’s continuing review, and may be revoked by the waiving party, at any time and for any reason, effective upon delivery to the other party of 10 days’ prior written notice. Neither party will be deemed to have waived or impaired any right, power or option reserved by this Agreement by virtue of any custom or practice of the parties at variance with the terms of this Agreement.

16.4 Rights of Parties Are Cumulative. The parties’ rights hereunder are cumulative and no exercise or enforcement by either of any right or remedy hereunder will preclude the exercise or enforcement of any other right or remedy hereunder or which a party is entitled by law to enforce.

16.5 Waiver of Punitive Damages and Jury Trial. Master Franchisee and Franchisor hereby waive to the fullest extent permitted by law, any right to or claim for any punitive, exemplary, special, indirect or consequential damages against the other and agree that in the event of a dispute between them, except as otherwise provided herein, each will be limited to the recovery of any actual damages sustained by it (provided that this limitation will not apply to statutory penalties such as those set forth in 15 U.S.C. §1117(a)). UNLESS OTHERWISE PROHIBITED BY APPLICABLE LAW, MASTER FRANCHISEE AND FRANCHISOR IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF THEM. The parties acknowledge that the parties’ waiver of jury trial rights provides the parties with the mutual benefit of uniform interpretation of this Agreement and any dispute arising out of this Agreement or out of the parties’ relationship created by this Agreement, and further acknowledge the receipt and sufficiency of mutual consideration for such benefit.

16.6 Limitation of Claims. Except with regard to Master Franchisee’s obligations to pay fees and other payments pursuant to this Agreement, any and all Claims arising out of or relating to this Agreement or the relationship between and Master Franchisee will be barred unless a proceeding is commenced within one year from the date on which the party entitled to assert the Claim knew or, exercising reasonable diligence should have known, of the facts giving rise to such Claims, or the period of time in which Claims must be brought under applicable law, whichever is less, or such Claim will be barred. The parties understand that such time limit may be shorter than otherwise allowed by law.

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16.7 Costs and Legal Fees. If Master Franchisee or Franchisor is required to enforce this Agreement in a proceeding, the party prevailing in such proceeding will be reimbursed by the other party for its costs and expenses, including without limitation reasonable attorneys’ fees (for attorneys and legal assistants), accountants’ fees, and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for or in contemplation of the filing of any such proceeding. If Franchisor is required to engage legal counsel in connection with any failure by Master Franchisee to comply with this Agreement, Master Franchisee will reimburse Franchisor for any of the above-listed costs and expenses incurred by it.

16.8 Governing Law; Consent to Venue and Jurisdiction. Except to the extent governed by the United States Federal Arbitration Act (9 U.S.C. Sections 1 et seq.), the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Sections 1051 et seq.), or other United States federal law, this Agreement shall be interpreted under the laws of the State of Texas, USA, and any dispute between the parties, whether arising under this Agreement or from any other aspect of the parties’ relationship, shall be governed by and determined in accordance with the substantive laws of the State of Texas, USA, which laws shall prevail in the event of any conflict of law.

16.9 Arbitration of Disputes. All controversies, disputes, or claims between the parties, their Affiliates, and their respective Owners, officers, directors, agents, and employees arising out of or related to: (a) this Agreement or any other agreement between Franchisor and Master Franchisee or Master Franchisee’s and Franchisor’s respective Affiliates; (b) the relationship between and Master Franchisee; (c) the scope or validity of this Agreement or any other agreement between Master Franchisee (or its Owners and Affiliates) and Franchisor (or its Owners and Affiliates) or any provision of any of such agreements (including the validity and scope of the arbitration obligation under this Section 15, which the parties agree is to be determined by an arbitrator, not a court); or (d) any System Standard, must be submitted for binding arbitration, on demand of either party, to the American Arbitration Association. The arbitration proceedings will be conducted, in English, by one arbitrator and, except as this Section otherwise provides, according to the then-current Commercial Arbitration Rules of the American Arbitration Association. All proceedings will be conducted at a suitable location chosen by the arbitrator in or within 25 miles of Franchisor’s then-current principal place of business. All matters relating to arbitration will be governed by the United States Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). The decision of the arbitrator will be final and binding upon each party and may be enforced in any court of competent jurisdiction.

The arbitrator has the right to award or include in his or her award any relief which he or she deems proper, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and attorneys’ fees and costs, provided that the arbitrator may not declare any of the Marks generic or otherwise invalid or, except as expressly provided in this Section 15, award any punitive, exemplary, or multiple damages against either party (Franchisor and Master Franchisee hereby waiving to the fullest extent permitted by law, except as expressly provided in this Section 15, any right to or claim for any punitive, exemplary, or multiple damages against the other).

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Master Franchisee and Franchisor agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under applicable law or under this Agreement, whichever expires earlier. In any arbitration proceeding, each party must submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the United States Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any claim which is not submitted or filed as required is forever barred. The arbitrator may not consider any settlement discussions or offers that might have been made by either party.

Each party reserves the right, but has no obligation, to advance the other party’s share of the costs of any arbitration proceeding in order for such arbitration proceeding to take place and by doing so shall not be deemed to have waived or relinquished its right to seek the recovery of those costs in accordance with the Costs and Legal Fees provisions of Section 16.7 above.

Arbitration will be conducted on an individual, not a class-wide, basis and an arbitration proceeding may not be commenced, conducted or consolidated with any other arbitration proceeding between Franchisor and any other person. Notwithstanding the foregoing or anything to the contrary in this Section, if any court or arbitrator determines that all or any part of the preceding sentence is unenforceable with respect to a dispute that otherwise would be subject to arbitration under this Section, then all parties agree that this arbitration clause shall not apply to that dispute and that such dispute shall be resolved in a judicial proceeding in accordance with the dispute resolution provisions of the Agreements.

Despite the agreement to arbitrate, Master Franchisee and Franchisor each have the right in a proper case to seek temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that the initiating party must contemporaneously submit the dispute for arbitration on the merits as provided in this Section.

In any arbitration arising as described in this Section, requests for documents shall be limited to documents that are directly relevant to significant issues in the case or to the case’s outcome; shall be restricted in terms of time frame, subject matter and persons or entities to which the requests pertain; and shall not include broad phraseology such as “all documents directly or indirectly related to.” The parties further agree that there shall be no interrogatories or requests to admit. With respect to any electronic discovery, the parties agree that:

(i) production of electronic documents need only be from sources used in the ordinary course of business. No such documents shall be required to be produced from back-up servers, tapes or other media;

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(ii) the production of electronic documents shall normally be made on the basis of generally available technology in a searchable format which is usable by the party receiving the documents and convenient and economical for the producing party. Absent a showing of compelling need, the parties need not produce metadata, with the exception of header fields for email correspondence;

(iii)   the description of custodians from whom electronic documents may be collected shall be narrowly tailored to include only those individuals whose electronic documents may reasonably be expected to contain evidence that is material to the dispute; and

(iv) where the costs and burdens of electronic discovery are disproportionate to the nature of the dispute or to the amount in controversy, or to the relevance of the materials requested, the arbitrator shall either deny such requests or order disclosure on condition that the requesting party advance the reasonable cost of production to the other side, subject to allocation of costs in the final award as provided herein.

In any arbitration arising out of or related to this Agreement, each side may take three discovery depositions. Each side’s depositions are to consume no more than a total of 15 hours. There are to be no speaking objections at the depositions, except to preserve privilege. The total period for the taking of depositions shall not exceed six weeks.

The provisions of this Section are intended to benefit and bind certain third party non-signatories and will continue in full force and effect subsequent to and notwithstanding the expiration or termination of the Agreements. Any provisions of this Section 15 that pertain to judicial proceedings shall be subject to the agreement to arbitrate contained in this Section.

16.10 No Right to Set-Off. Master Franchisee will not be allowed to set off amounts owed to Franchisor hereunder against any monies owed to or claimed by Master Franchisee, which right of set off Master Franchisee hereby expressly waives.

16.11 Injunction. Nothing in this Agreement shall bar Franchisor’s right to seek specific performance or injunctive relief (including in the Territory or in any other jurisdiction) against threatened conduct that will cause it loss or damages under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions. Master Franchisee agrees that Franchisor may obtain such injunctive relief in addition to such further or other relief as may be available at law or in equity. Master Franchisee agrees that Franchisor will not be required to post a bond to obtain any injunctive relief and that Master Franchisee’s only remedy if an injunction is entered against Master Franchisee will be the dissolution of that injunction, if warranted, upon due hearing (all claims for damages by reason of the wrongful issuance of such injunction being expressly waived hereby). Any such action shall be brought as provided in Section 16.1 and Section 16.9 hereof.

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17. MASTER FRANCHISEE’S REPRESENTATIONS TO FRANCHISOR.

Master Franchisee represents and warrants that it has induced Franchisor to enter into this Agreement based, in part, on the following representations and warranties which are hereby made by Master Franchisee to Franchisor, each of which will survive termination of this Agreement:

(a) Franchisor has made no promise or guarantee, express or implied, that Master Franchisee will be able to comply with any applicable laws and regulations concerning the development and operation of Restaurants in the Territory as contemplated under this Agreement;

(b) Franchisor has made no representations or statements of actual, average, projected or forecasted sales, profits or earnings to Master Franchisee upon which Master Franchisee has in any way relied upon in entering into this Agreement;

(c) Master Franchisee has read this Agreement and understands and accepts the terms contained in this Agreement as being reasonably necessary to maintain Franchisor’s high standards of quality and service and the uniformity of those standards and thereby to protect and preserve the goodwill of the Marks and the integrity of the System. Master Franchisee has conducted an independent investigation of the business venture contemplated by this Agreement and recognizes that, like any other business, the nature of this business may evolve and change over time, that the investment involves business risks and that the success of the venture is largely dependent upon Master Franchisee’s business abilities and efforts. Master Franchisee has made no misrepresentations in obtaining the license granted pursuant to this Agreement;

(d) Master Franchisee understands that the President of the United States of America has issued Executive Order 13224 (the “Executive Order”) prohibiting transactions with terrorists and terrorist organizations and that the United States government has adopted, and in the future may adopt, other anti-terrorism measures (the “Anti-Terrorism Measures”). Franchisor therefore requires certain certifications that the parties with whom it deals are not directly or indirectly involved in terrorism. For that reason, Master Franchisee hereby certifies that neither it nor any of its Owners, employees, agents, or representatives, nor any other person or entity associated with Master Franchisee is or is owned or controlled by terrorists or sponsors of terrorism, is listed in the Annex to the Executive Order; has committed acts of terrorism or poses a significant risk of committing acts of terrorism; or assists, sponsors, or supports terrorists or acts of terrorism. Master Franchisee further covenants that neither Master Franchisee nor any of its Owners, employees, agents or representatives, nor any other person or entity associated with Master Franchisee, will during the term of this Agreement become a person or entity described above or otherwise become a target of any Anti-Terrorism Measure.

(e)   Neither Master Franchisee nor any subsidiary, Affiliate, director, officer, agent, employee or other Person acting on Master Franchisee’s behalf or on behalf of any such subsidiary or Affiliate of Master Franchisee’s, has, in the course of his, her or its actions for or on Master Franchisee’s behalf or on behalf of Master Franchisee’s subsidiaries or Affiliates, offered or made, directly or indirectly through any other Person, any payments of anything of value (in the form of a contribution, gift, entertainment or other expense), to (a) any Person employed by, or acting in an official capacity on behalf of, any governmental agency, department or instrumentality, or (b) any foreign or domestic government official, political party or official of such party, or any candidate for political office or employee thereof except where permitted by applicable law. Master Franchisee further represents that neither Master Franchisee, its subsidiaries or its Affiliates nor any Owner, director, officer, agent employee or other Person acting on Master Franchisee’s behalf or on behalf of Master Franchisee’s subsidiaries or Affiliates has violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or unlawful payment to any foreign or domestic government or political party official, employee, appointee or candidate.

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(f) Master Franchisee represents that the funds to be invested in the business contemplated by this Agreement were not derived from any activities that may contravene anti-money laundering laws or regulations of the USA or in the Territory. Master Franchisee agrees to provide any information Franchisor deems necessary, in its sole and unfettered discretion, to comply with its anti-money laundering programs and related responsibilities from time to time.

(g) Master Franchisee represents that Master Franchisee, and each of its Owners is (i) not an individual, entity or organization on any United States Office of Foreign Assets Control “watch list” and does not have any affiliation of any kind with such individual, entity or organization; (ii) not a foreign shell bank; and (iii) not a person or entity resident in or whose funds are transferred from or through a jurisdiction identified as non-cooperative by the United States Financial Action Task Force.

(h) Master Franchisee is acquiring the master franchise for its own account, risk and beneficial interest and not as an intermediary for any other Person.

18. MISCELLANEOUS PROVISIONS

18.1 Binding Effect. This Agreement is binding upon the parties and their respective executors, administrators, heirs, assigns and successors in interest, and will not be modified except by written agreement signed by both Franchisor and Master Franchisee.

18.2 Construction. The preambles and exhibits are a part of this Agreement, which constitutes the entire agreement of the parties, and, except for Franchise Agreements, there are no other oral or written understandings or agreements between Franchisor and Master Franchisee relating to the subject matter of this Agreement. The headings of the several sections and subsections of this Agreement are for convenience only and do not define, limit or construe the contents of such sections or subsections. As used in this Agreement, the term “including” and similar words mean “including but not limited to” unless stated otherwise in the text, and the term “business day” will excludes Saturdays, Sundays and official holidays in the USA. This Agreement may be executed in multiple copies, each of which will be deemed an original, and signatures via facsimile or scanned/emailed shall have the same force and effect as originals.

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18.3 Safety. Franchisor will not be required to send any of its employees to the Territory to provide services if, in its sole determination, it is unsafe to do so. Such determination by Franchisor will not relieve Master Franchisee or any Affiliate that has signed a Franchise Agreement of their obligations to perform (including, without limitation, to pay monies owed) and will not serve as a basis for termination of this Agreement by them.

18.4 Governing Language. This Agreement originally is written in the English language, and all questions of interpretation of this Agreement shall be resolved by reference to the same as written in English. Master Franchisee represents that it (and its representatives in this matter) understand the English language and that it has read and understands each of the provisions of this Agreement, as well as all of its rights and obligations under this Agreement, as written in English.

18.5 Disclaimer of Commercial Agency. Master Franchisee acknowledges and agrees that this Agreement is not intended to, and does not, make it Company’s commercial agent or distributor under Royal Decree No. 11, dated 20/2/1381AH, as amended by Royal Decree No. 5, dated 11/6/1389AH, or Royal Decree No. 32, dated 10/8/1400AH and its implementing rules issued by Ministerial Resolution No. 1897 of 24-5-1401AH and Ministerial Resolution No. 1012, or under any commercial agency laws of any jurisdiction in which the Business is operated. Any such relationship is expressly disclaimed by Company and Master Franchisee, and Master Franchisee waives, agrees that it is not entitled to, and agrees to refrain from asserting a claim for any rights or benefits it might have under any such laws of any jurisdiction in which its activities under this Agreement are conducted.

18.6 No Recordation. Franchisor does not consent to the recordation of this Agreement. Master Franchisee agrees that it will not record this Agreement or cause this Agreement to be recorded with any governmental agency of any jurisdiction in which its activities under this Agreement are conducted without Franchisor’s separate prior written consent, which consent may be granted or withheld by Franchisor in its sole and unfettered discretion. Subject to the foregoing, Franchisor will take reasonable steps to work with Master Franchisee to provide the information required by any local or municipal government agency in connection with confirming its authority, as Franchisor’s master franchisee, to conduct its activities under this Agreement.

18.7 Notices, Reports and Payments. All written notices and reports permitted or required to be delivered by the provisions of this Agreement or of the Operations Manual will be deemed so delivered at the time delivered by hand or email, five business days after being placed in the hands of a commercial courier service for express delivery or 10 days after placement with a government mail service by Registered or Certified Mail (or the equivalent), Return Receipt Requested, postage prepaid. All such notices, reports and payments will be addressed to the parties at the addresses shown on the first page of this Agreement or on Exhibit A (unless subsequently changed pursuant to notice issued in accordance with this Section), as follows:

If to Franchisor:	Attention: Chief Executive Officer

If to Master Franchisee:	Attention: Yousef Kahdem Shaker Almatrouk

Notwithstanding the foregoing, any required payment or report not actually received by Franchisor during regular business hours on the date due shall be deemed delinquent.

A change by any party with respect to the address for delivery of all such notices and reports must be delivered in writing to the other party within ten (10) business days of any such change in address.

[signatures appear on following page]

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[signature page to Master Franchise Agreement]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement in multiple counterparts on the dates shown beneath their respective signatures and made effective as of the Effective Date.

MUSCLE MAKER DEVELOPMENT INTERNATIONAL LLC

By:	/s/Michael J. Roper
Name:	Michael J. Roper
Title:	CEO – Muscle Maker Development International LLC
Date*:	10/25/2021
(*This is the Effective Date)

Almatrouk Catering Company – OPC

By:	/s/ Yousef Kahdem Shaker Almatrouk
Name:	Yousef Kahdem Shaker Almatrouk
Date:	October 11, 2021

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EXHIBIT A

TO THE MASTER FRANCHISE AGREEMENT

BETWEEN MUSCLE MAKER DEVELOPMENT INTERNATIONAL LLC

AND

Almatrouk Catering Company – OPC

DATED October 11, 2201

1.	Master Franchisee’s Identifying Information:

[Master Franchisee’s Name]
A [type] formed on [date] in [Jurisdiction]
[Address]
[Phone]
[Email]

[Mailing address, if different from the address above]

2.	Section 2(i):

The Development Schedule for the Territory is as follows:

Development Period		Number of Restaurants Opened During the Development Period	Cumulative Number of Restaurants Open and in Operation in the Territory as of the end of the Development Period
1st	Effective Date – December 31, 2022	1	1
2nd	January 1, 2023 – December 31, 2023	1	2
3rd	January 1, 2024 – December 31, 2024	4	6
4th	January 1, 2025 – December 31, 2025	5	11
5th	January 1, 2026 – December 31, 2026	8	19
6th	January 1, 2027 – December 31, 2027	6	25
7th	January 1, 2028 – December 31, 2028	7	32
8th	January 1, 2029 – December 31, 2029	5	37
9th	January 1, 2030 – December 31, 2030	3	40

Exhibit A-1

Muscle Maker Development International LLC Master Franchise Agreement – Saudi Arabia 1419.001.308072.5

3. Section 2(gg): The Territory is the Kingdom of Saudi Arabia, as its geopolitical boundaries exist on the Effective Date.

4. Section 3.5: Notwithstanding anything to the contrary and subject to Section 3.5 to conditions described in Section 3.5(a) to Section 3.5(e), Master Franchisee may seek to extend the Development Term if Master Franchisee has substantially complied with the term of this Agreement. Master Franchisee will be deemed to be in substantial compliance of this Agreement if it and its Affiliates have not received three (3) or more notices of default under this Agreement any Subfranchise Agreement, as applicable, regardless of whether such defaults have been cured.

5. Section 3.5(d): The extension fee for the successor Development Term shall be US $10,000.00.

6. Section 3.8(c): Ownership Interests

(a) Master Franchisee represents and warrants that it has provided Franchisor a copy of its as-filed articles of formation, and that Master Franchisee is duly organized and validly existing in good standing under the laws of the jurisdiction in which it was formed, are qualified to do business in all jurisdictions within the Territory, and has the corporate or other authority to execute, deliver and carry out all of the terms of the Agreement.

(b) Master Franchisee further represents and warrants that all Owners and their interests in Master Franchisee are completely and accurately listed below.

Name/Address of Owner	Type/Class of Ownership Interest	Number of Units Owned	Percentage of Total Ownership

There are no other authorized classes of Ownership Interests in Master Franchisee.

7. Section 3.8(e): The Operating Principal is [_____]

8. Section 6.1:

(a) Master Franchise Fee. On its execution of the Agreement, Master Franchisee will pay Franchisor an initial master franchise fee of US $150,000.00.

(b) Initial Franchise Fees. For each Restaurant, Master Franchisee will pay Franchisor an initial franchise fee (“Initial Franchise Fee”) equal to US $20,000.00. Initial Franchise Fees will be due and payable within ten (10) days following the complete execution of the Franchise Agreement, irrespective of if or when the Franchisee actually pays amounts it owes under the Franchise Agreement.

(c) Royalty Fee. For each Restaurant, Master Franchisee must assess Franchisee a monthly royalty of at least five (5) percent (5%) of the Restaurant’s Gross Sales. For each such Restaurant, Master Franchisee will pay Franchisor a monthly royalty (“Royalty Fee”) equal to US$1,000.00. The Royalty Fee for each Restaurant will be due and payable to Franchisor by the 10th day of the subsequent calendar month, irrespective of whether Franchisee collects any Gross Sales under the Franchise Agreement.

Exhibit A-2

Muscle Maker Development International LLC Master Franchise Agreement – Saudi Arabia 1419.001.308072.5

(d) Renewal and Transfer Fees. For each transfer under or each renewal of a Franchise Agreement, Master Franchisee will pay Franchisor an amount equal to US $10,000.00, irrespective of if or when the transferor or Franchisee actually pays amounts it owes in connection with the transfer or renewal. Payments of these fees are due not later than ten (10) days following the earlier of (i) the date of transfer or renewal, (ii) the date on which the transferor or Franchisee becomes obligated to pay the fee to Master Franchisee, or (iii) the date on which Master Franchisee receives payment in connection with the transfer or renewal.

(e) Other Revenue. Master Franchisee, its Owners and its Affiliates shall not, in any way, means or manner, derive any other revenue source in any manner related to the Restaurants or to Master Franchisee’s business conducted under this Agreement without Franchisor’s prior consent, which consent may, in Franchisor’s discretion, be based on Master Franchisee’s agreement to share a portion of such revenue with Franchisor on terms mutually acceptable to Franchisor and Master Franchisee.

(f) Technology Fee. Franchisor reserves the right to require Master Franchisee to pay to Franchisor, or a third party that Franchisor designates, by not later than the 10th day of each month, a technology fee for the various technologies Franchisor or its designee provides to Master Franchisee. This technology includes Franchisor’s proprietary software that it licenses to Master Franchisee, Franchisor’s intranet, System Website and any mobile applications Franchisor develops. The technology fee is not currently charged, but Franchisor may periodically assess one and increase the amount of the fee on 90 days’ prior written notice to Master Franchisee.

9. Section 7.1: The Master Franchisee is not currently required to contribute funds to Franchisor’s General Marketing Fund, although Franchisor reserves the right to require a contribution in the future with reasonable notice to Master Franchisee.

10. Section 7.3: Franchisor does not currently require Master Franchisee to spend a designated portion of Gross Sales on brand and franchise marketing (“Master Franchisee’s Marketing Obligation”), but Franchisor reserves the right to do so in the future with reasonable notice to Master Franchisee.

11. Section 11.6: Restaurants are identified by the Marks described below. As of the date of the Agreement, Franchisor has applied for registration of the following Marks in the Territory. The application is pending.

Mark	Application No./Filing Date	Class/Goods or Services
	279490	43: Services for providing food and drink; temporary accommodation (Class Heading) + Cafes; Cafeterias; Canteens; Restaurants; Catering (Food and drink); Self-service restaurants; Snack-bars

[Signature page follows]

Exhibit A-3

Muscle Maker Development International LLC Master Franchise Agreement – Saudi Arabia 1419.001.308072.5

[Signature page to Exhibit A]

MUSCLE MAKER DEVELOPMENT INTERNATIONAL LLC

By:
Name:
Title:
Date:

Almatrouk Catering Company – OPC

By:
Name:
Title:
Date:

Exhibit A-4

Muscle Maker Development International LLC Master Franchise Agreement – Saudi Arabia 1419.001.308072.5

EXHIBIT B

GUARANTY AND ASSUMPTION OF OBLIGATIONS

THIS GUARANTY AND ASSUMPTION OF OBLIGATIONS is given this [___] day of [____], 2021, by [______________].

In consideration of, and as an inducement to, the execution of that certain Master Franchise Agreement (the “Agreement”) on this date by MUSCLE MAKER DEVELOPMENT INTERNATIONAL LLC (“Franchisor”), each of the undersigned personally and unconditionally (a) guarantees to Franchisor and its successors and assigns, for the term of the Agreement and afterward as provided in the Agreement, that [ENTITY] (“Master Franchisee”) will punctually pay and perform each and every undertaking, agreement, and covenant set forth in the Agreement and (b) agrees to be personally bound by, and personally liable for the breach of, each and every provision in the Agreement, both monetary obligations and obligations to take or refrain from taking specific actions or to engage or refrain from engaging in specific activities, including the non-competition, confidentiality, and transfer requirements.

Each of the undersigned consents and agrees that: (1) his or her direct and immediate liability under this Guaranty will be joint and several, both with Master Franchisee and among other guarantors; (2) he or she will render any payment or performance required under the Agreement upon demand if Master Franchisee fails or refuses punctually to do so; (3) this liability will not be contingent or conditioned upon Franchisor’s pursuit of any remedies against Master Franchisee or any other person; and (4) this liability will not be diminished, relieved, or otherwise affected by any extension of time, credit, or other indulgence which Franchisor may from time to time grant to Master Franchisee or to any other person, including, without limitation, the acceptance of any partial payment or performance or the compromise or release of any claims, none of which will in any way modify or amend this Guaranty, which will be continuing and irrevocable during the term of the Agreement.

Each of the undersigned agrees that, for so long as Franchisor has an ongoing contractual relationship with Franchisor and until all obligations owed to Franchisor by Master Franchisee have been fully satisfied, the undersigned will refrain from asserting any claims for reimbursement or subrogation against Master Franchisee arising as a result of the undersigned’s execution of and performance under this Guaranty. Each of the undersigned waive acceptance and notice of acceptance by Franchisor of his or her undertakings under this Guaranty, notice of demand for payment of any indebtedness or non-performance of any obligations hereby guaranteed, protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed, and any other notices to which he or she may be entitled.

The provisions contained in Section 16 of the Agreement, including, without limitation, those provisions of Section 16.5 (Waiver of Punitive Damages and Jury Trial) and Section 16.8 (Governing Law; Consent to Venue and Jurisdiction), and Section 16.9 (Arbitration) are incorporated into this Guaranty by reference and shall govern this Guaranty and any disputes between the undersigned and Franchisor. If Franchisor is required to engage legal counsel in connection with any failure by the undersigned to comply with this Guaranty, the undersigned shall reimburse Franchisor any of the above-listed costs and expenses Franchisor incurs.

Exhibit B-1

Muscle Maker Development International LLC Master Franchise Agreement – Saudi Arabia 1419.001.308072.5

[signature page to Guaranty and Assumption of Obligations]

IN WITNESS WHEREOF, each of the undersigned has affixed his or her signature on the same day and year as the Agreement was executed.

Sign:
Print Name:
Address:

Date:

Sign:
Print Name:
Address:

Date:

Exhibit B-2

Muscle Maker Development International LLC Master Franchise Agreement – Saudi Arabia 1419.001.308072.5